Exhibit 10.3

Execution Version

SHAREHOLDER AGREEMENT

of

also known as

KRATON FORMOSA POLYMERS CORPORATION

by and between

KP INVESTMENT BV, as Shareholder

and

FORMOSA PETROCHEMICAL CORPORATION, as Shareholder

Dated February 27, 2013

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ii

APPENDICES

Appendix A	Definitions
Appendix B	General Provisions
Appendix C	Dispute Resolution Procedures
Appendix D	Ethical Business Practices

SCHEDULES

Schedule 1	Notice Addresses
Schedule 2	Board Composition
Schedule 3	Managers
Schedule 4	Insurance

EXHIBITS

Exhibit A	Financial Statements and Reports
Exhibit B	Initial Five-Year Business Plan
Exhibit C	Initial Annual Budget
Exhibit D	Form of Monthly Business Report
Exhibit E-1	Code of Ethics and Business Conduct Policy
Exhibit E-2	HSE Policy
Exhibit F	U.S. Tax Matters
Exhibit G	Capitalization Plan

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SHAREHOLDER AGREEMENT

This SHAREHOLDER AGREEMENT (this “Agreement”) of the shareholders of , also known as Kraton Formosa Polymers Corporation, a limited liability company incorporated in the Republic of China (“Project Company”) is dated February 27, 2013 (the “Execution Date”), and is entered into by and between KP Investment BV, a company organized under the laws of the Netherlands (“Kraton Shareholder”), and Formosa Petrochemical Corporation, a company limited by shares and incorporated in the Republic of China (“FPCC Shareholder”; and together with Kraton Shareholder, the “Shareholders”).

Capitalized terms used in this Agreement shall have the meanings ascribed thereto in Appendix A.

RECITALS

A. On July 13, 2011, Kraton Performance Polymers, Inc., a Delaware corporation (“Kraton”), and FPCC Shareholder, entered into the Framework Agreement whereby Kraton and FPCC Shareholder agreed to form and jointly own Project Company.

B. Kraton Shareholder is a wholly owned indirect subsidiary of Kraton.

C. Project Company will design, develop, construct and operate a facility in the Republic of China (Taiwan) for the production of hydrogenated styrenic block copolymers and related products utilizing proprietary technology owned by an Affiliate of Kraton.

D. To implement the transactions contemplated by the Framework Agreement, the above named parties are entering into this Agreement and each of the other Transaction Documents, either directly or through one or more of their respective Affiliates.

E. The parties will exercise their rights in relation to Project Company pursuant to the terms and conditions of this Agreement and the Articles of Incorporation of Project Company.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

ARTICLE I

ORGANIZATION MATTERS

Section 1.1 Pre-Establishment Matters.

(a) The Shareholders will form a Preparatory Office for Project Company (the “Preparatory Office”) by opening a bank account in the name of the Preparatory Office (“Preparatory Office Bank Account”) with a bank mutually agreed by the parties. Kraton Shareholder and FPCC Shareholder shall be entitled to each appoint one account signatory. Operation of the Preparatory Office Bank Account will require (i) application of the seal of the Preparatory Office, and (ii) the signatures of both account signatories.

(b) At 10:00 am, Taipei time, on a date to be specified by the Shareholders at the office of Lee, Tsai & Partners or at such other time or place as is agreed in writing by the Shareholders, (i) each Shareholder shall remit an amount equal to its respective share of the initial Registered Capital as set out in Section 2.2 into the Preparatory Office Bank Account, (ii) the Preparatory Office shall execute each Transaction Document to which Project Company is a party, (iii) each Shareholder shall execute each Transaction Document to which it is a party, and (iv) each Affiliate of a Shareholder shall execute each such Transaction Document to which it is a party.

(c) The parties understand that the Preparatory Office is the pre-formation step of Project Company and all the agreements executed by the Preparatory Office under this Section 1.1 will bind Project Company upon its due incorporation. The date of Project Company’s due incorporation is referred to herein as the “Formation Date.” The Shareholders will take any and all necessary actions to cause the Board of Project Company to pass a board resolution or to obtain the written consent from the Directors Representatives to ratify the agreements executed under this Section 1.1, including each Transaction Document to which Project Company is a party.

(d) The Shareholders will cooperate and provide necessary assistance in progressing the incorporation of Project Company and completing the incorporation process as quickly as possible but in any event no later than 30 days after execution hereof or such other later date agreed to by the Shareholders.

Section 1.2 Formation of Project Company. On the Execution Date, the Shareholders formed Project Company, a limited liability company incorporated in the Republic of China, by filing the Articles of Incorporation of Project Company with the appropriate Governmental Authorities. The Chinese name of Project Company shall be , and the English language name of Project Company shall be “Kraton Formosa Polymers Corporation”.

Section 1.3 Registered Office. The registered office of Project Company shall be 11F.-1, No. 32, Song Ren Rd., Xinyi Dist., Taipei City 110, Taiwan (R.O.C.), or such other place as the Board may from time to time determine.

Section 1.4 Purpose and Business. The purpose and business of Project Company shall be to, directly or indirectly, (i) design, construct, own and operate an HSBC facility in Taiwan utilizing proprietary technology owned by an Affiliate of Kraton Shareholder, (ii) sell HSBC produced at the Plant to, and meeting the specifications provided by, Kraton Shareholder or its Affiliate pursuant to the Offtake Agreement, (iii) acquire and dispose of properties and assets used or useful in connection with the foregoing, and (iv) do all things necessary, appropriate, convenient or incidental in connection with the ownership, operation or financing of such business and activities, or otherwise in connection with the foregoing, as are permitted under Applicable Law (collectively, the “Business”).

Section 1.5 Language. All Business to be conducted by Project Company shall be conducted in English unless otherwise agreed by the parties in writing, except that the operating manual and related operations documentation for the Plant shall be prepared in both Chinese and English.

Section 1.6 Term. The term for which Project Company is to exist is from the date Project Company’s Organizational Documents were filed with the appropriate Governmental Authorities in the Republic of China until dissolution and liquidation of Project Company in accordance with the provisions of Article XII.

ARTICLE II

CAPITAL CONTRIBUTIONS

Section 2.1 Capitalization of Project Company. The initial capitalization plan of the parties is attached as Exhibit G and provides that the capital requirements of Project Company between the Execution Date and acceptance of the Plant from the Construction Contractor shall be funded from a combination of the following:

(i)	Registered Capital,

(ii)	Third Party debt financing (the “Third Party Loans”), and

(iii)	Shareholder loans.

The amount of Registered Capital shall represent approximately 30% of the estimated operating and capital needs of Project Company during this period, except as otherwise decided by the Shareholders.

Section 2.2 Registered Capital.

(a) The initial Registered Capital shall be NT$900,000,000 (approximately US$30 million) unless otherwise agreed by the Shareholders.

(b) The Shareholders shall work together in good faith to approve increases in Registered Capital from time to time as needed in order to fund the operating and capital needs of Project Company.

(c) Each Shareholder will fund 50% of the Registered Capital as promptly as practicable following Kraton Shareholder’s receipt of the applicable FIA approval, and upon funding will own beneficially and of record 50% of the Registered Capital.

(d) All references to Registered Capital in this Agreement includes Shareholder Registered Capital Loans made pursuant to Section 2.5.

Section 2.3 Foreign Investment Approvals. Kraton Shareholder shall apply for foreign investment approval with the Statute for Investment by Foreign Nationals of the Republic of Taiwan (“FIA”) for (i) its contribution of the initial Registered Capital, (ii) each additional Registered Capital contribution and (iii) if required by Applicable Law, each Shareholder loan made by Kraton Shareholder.

Section 2.4 Failure to Pay for Registered Capital.

(a) In the event that a Shareholder (the “Non-Funding Shareholder”) fails to pay its 50% portion of Registered Capital as and when required, then the other Shareholder (the “Funding Shareholder”):

(i) shall have the right (but not the obligation) to cause Project Company to obtain a Third Party Loan in an amount equal to (x) the funds that would have been paid by the Non-Funding Shareholder but for the default or (y) the total amount of such increase in Registered Capital, and

(ii) shall have the right (but not the obligation) to advance funds to Project Company as a Shareholder loan in an amount equal to the total amount of such increase in Registered Capital (each a “Shareholder Funding Default Loan”).

If the Funding Shareholder elects, in its sole discretion, to advance funds to Project Company in the form of a Shareholder Funding Default Loan, then (i) repayment of such Shareholder Funding Default Loan shall be made on a priority basis before repayment of any other debt for borrowed money, (ii) the interest rate for such Shareholder Default Loan shall be LIBOR plus 300 basis points, and (iii) the Non-Funding Shareholder shall be solely responsible for payment of all interest on any such Shareholder Funding Default Loan, which shall be either (x) paid to the Funding Shareholder directly by the Non-Funding Shareholder, (y) paid in its entirety to the Funding Shareholder out of distributions or payments that would otherwise have been payable by Project Company to the Non-Funding Shareholder, or (z) if Project Company pays or distributes amounts in repayment of any such interest to the Funding Shareholder, reimbursed 50% to Project Company and 50% to the Funding Shareholder.

Section 2.5 Other Shareholder Loans.

(a) If permitted by Applicable Law, the Shareholders will fund a portion of the Registered Capital through one or more Shareholder loans from each Shareholder to Project Company (each such loan, a “Shareholder Registered Capital Loan”) upon agreement of the Shareholders not to be unreasonably withheld, conditioned or delayed in light of tax laws rules and regulations applicable to Kraton Shareholder and its Affiliates and FPCC Shareholder. Shareholder Registered Capital Loans shall (i) be made in an equal amount by Kraton Shareholder and FPCC Shareholder on a pari passu basis, and (ii) have such terms as may be specified by Kraton Shareholder in light of applicable tax laws, rules and regulations.

(b) The Shareholders may also agree to fund a portion of the capital needs of Project Company that are not covered by Registered Capital by making Shareholder loans to Project Company (each such loan, a “Shareholder Financing Loan”) in lieu of Third Party Loans. Shareholder Financing Loans shall (i) be made in an equal amount by Kraton Shareholder and FPCC Shareholder on a pari passu basis, (ii) be for a five-year term and (iii) bear interest at a rate equal to LIBOR plus 300 basis points.

(c) Any Shareholder loan may be made by a Shareholder or on behalf of such Shareholder by an Affiliate or Third Party lender.

Section 2.6 Third Party Financing. Project Company shall seek Third Party Loans for all capital needs of Project Company that are not covered by Registered Capital or Shareholder Financing Loans in an amount agreed by the Shareholders. Any such financing shall be obtained on the best terms with the lowest interest rate possible and shall be coordinated by FPCC Shareholder. Each Shareholder will provide credit support for any such Third Party Loans if doing so would be in the best interest of Project Company, in proportion to its Registered Capital and on identical terms.

Section 2.7 Uncertificated Interests. Registered Capital shall not be represented by certificates. Ownership of Registered Capital shall be reflected in the share registry of Project Company and the Articles of Incorporation of Project Company.

Section 2.8 Formation Expenses. To the extent legally permissible, the Shareholders shall cause the Preparatory Office to incur any and all Formation Expenses directly. From time to time after the Execution Date, each Shareholder may submit an invoice to Project Company with respect to Formation Expenses that have not been incurred or assumed directly by the Preparatory Office and have been approved in advance by the Shareholders. Upon approval by each Shareholder of such Formation Expenses, Project Company shall pay the amount of each such invoice by wire transfer of immediately available funds to an account designated by the invoicing Shareholder. As used herein, “Formation Expenses” means any amounts (i) payable to a Third Party by a Shareholder or its Affiliate that are related to (x) the formation of Project Company pursuant to a Transaction Document and (y) amounts payable by Project Company to Kraton Shareholder pursuant to the Basic Design Engineering Package Agreement, and (ii) payable to a Third Party pursuant to the Engineering Letter Agreements or any other agreement for engineering services related to the Plant, in each case from and after the Effective Date.

ARTICLE III

DISTRIBUTIONS

Section 3.1 Distributions and Payments. Cash shall be available for distribution to the Shareholders only after the principal and accrued interest on any Shareholder Funding Default Loan has been paid in full. Cash available for distribution to the Shareholders shall be distributed or paid annually or more often as agreed by the Shareholders and permitted by Applicable Law, in each case as follows:

(a) First, to the Shareholders that have made Shareholder Financing Loans, to the extent of and in proportion to any accrued and unpaid interest on such Shareholder Financing Loans then due and payable;

(b) Second, to the Shareholders that have made Shareholder Financing Loans, to the extent of and in proportion to any outstanding principal balances on such Shareholder Financing Loans to the extent due and payable; and

(c) Thereafter, on a pari passu basis, to (i) payment of all or a portion of remaining accrued interest on any Shareholder Registered Capital Loan, (ii) repayment of all or a portion of remaining principal on any Shareholder Registered Capital Loan or (iii) distribution to the Shareholders, in each case in accordance with their respective Registered Capital, as agreed by the Shareholders in light of tax laws, rules and regulations applicable to Kraton Shareholder and its Affiliates and FPCC Shareholder, such agreement not to be unreasonably withheld, conditioned or delayed.

ARTICLE IV

ACCOUNTING, FINANCIAL REPORTING AND TAX MATTERS

Section 4.1 Fiscal Year. The Fiscal Year of Project Company shall be the calendar year January 1 through December 31.

Section 4.2 Auditor. The independent accounting firm of Project Company (the “Independent Auditor”) shall be KPMG LLP.

Section 4.3 Method of Accounting for Financial Reporting Purposes.

(a) Year-End Financial Statements.

(i) For financial reporting purposes, Project Company will furnish to each Shareholder as soon as practicable after the end of each Fiscal Year of Project Company, and in any event within 50 days thereafter, a balance sheet of Project Company as of the end of such Fiscal Year, and related statements of income, equity and cash flow of Project Company for such Fiscal Year, and the notes thereto, in both English and Chinese, each as prepared in accordance with IFRS consistently applied during such Fiscal Year and Applicable Law, setting forth in each case in comparative form the figures for such Fiscal Year and the prior Fiscal Year, all in reasonable detail and certified by the Independent Auditor.

(ii) In addition, Project Company will furnish to each Shareholder, as soon as practicable after the end of each Fiscal Year of Project Company, and in any event within 50 days thereafter, a balance sheet of Project Company as of the end of such Fiscal Year, and related statements of income, equity and cash flow of Project Company for such Fiscal Year, and the notes thereto, in English as prepared in accordance with U.S. GAAP consistently applied during such Fiscal Year and Applicable Law (including Applicable Law of the U.S. governing Kraton-invested enterprises) and audited in accordance with U.S. GAAP by the Independent Auditor, and setting forth in each case in comparative form the figures for such Fiscal Year and the prior Fiscal Year, all in reasonable detail and certified by the Independent Auditor.

(b) Quarterly Financial Statements.

(i) Project Company will furnish to each Shareholder as soon as practicable after the end of each quarterly period which is not the Fiscal Year-end of Project Company, and in any event within 20 days thereafter, a balance sheet of Project Company as of the end of such quarterly period, and related statements of income, equity and cash flow of Project Company for such quarterly period, and the notes thereto, in both English and Chinese, each as prepared in accordance with IFRS consistently applied during such quarterly period and Applicable Law, and setting forth in each case in comparative form the figures for such quarterly period and the prior year’s corresponding quarterly period, all in reasonable detail.

(ii) In addition, Project Company will furnish to each Shareholder as soon as practicable after the end of each quarterly period which is not the Fiscal Year-end of Project Company, and in any event within 20 days thereafter, a balance sheet of Project Company as of the end of such quarterly period, and related statements of income, equity and cash flow of Project Company for such quarterly period, and the notes thereto, all in reasonable detail, in English, each as prepared in accordance with U.S. GAAP consistently applied during such quarterly period and Applicable Law (including Applicable Law of the U.S. governing Kraton-invested enterprises), and setting forth in each case in comparative form the figures for such quarterly period and the prior year’s corresponding quarterly period, all in reasonable detail.

(c) Monthly Financial Statements. Project Company will furnish to each Shareholder as soon as practicable after the end of each month, and in any event within five Business Days thereafter, statements of income and cash flow for such month and a balance sheet as of the end of such month, prepared in both English and Chinese.

(d) SEC Requirement to be Satisfied. Project Company’s financial statements shall comply with requirements of the United States Securities and Exchange Commission to the extent applicable to Project Company and any Shareholder or any controlling Person of such Shareholder, to the extent such information is necessary, in conjunction with the financial reporting obligations of such Person under applicable United States Securities and Exchange Commission requirements.

(e) SAP. All reports, accounts, statements, balance sheets and notes thereto prepared by Project Company under this Section 4.3 will be managed through SAP under a license between an Affiliate of Kraton Shareholder and SAP. The fees and expenses related to Project Company’s use of such license shall be borne by Project Company.

Section 4.4 Books and Records; Right of Shareholders to Audit.

(a) Proper and complete records and books of account of Project Company’s Business, including all such transactions and other matters as are usually entered into records and books of account maintained by businesses of like character or as are required by Applicable Law, shall be kept by Project Company at Project Company’s principal place of business, with either party having the right to receive a duplicate copy of all such records at such party’s expense, subject, however, to the rights of each party under Section 4.5.

(b) Each Shareholder and its internal and independent auditors, at the expense of such Shareholder, shall have reasonable access to the internal and independent auditors of Project Company and shall have the right to inspect such books and records and the physical properties of Project Company during normal business hours and, at its own expense, to cause an independent audit thereof. Project Company shall make all books and records of Project Company available to such Shareholder and its internal and independent auditors in connection with such audit and shall cooperate with such Shareholder and auditors to provide any assistance reasonably necessary in connection with such audit.

Section 4.5 Reports and Financial Statements. Project Company shall supply each Shareholder with the financial information necessary to keep such Shareholder informed about how effectively the Business of Project Company is performing. In particular, Project Company shall supply each Shareholder, at Project Company’s expense, with:

(a) a copy of each Fiscal Year’s Business Plan and Annual Budget, as described in Section 8.1 and Section 8.2;

(b) Project Company’s financial statements and reports described on Exhibit A as soon as reasonably practicable and in any event on or prior to the due date indicated on Exhibit A; and

(c) any other information and reports (including financial, operational and tax related information and reports) reasonably requested by a Shareholder.

Section 4.6 Taxation.

(a) Other than as set forth in Exhibit F, the Board shall cause to be timely and properly prepared and filed all tax returns of Project Company. Each of the Shareholders shall furnish to Project Company all pertinent information in its possession (or in the possession of its Affiliates) relating to Project Company’s operations that is reasonably necessary to enable Project Company’s tax returns to be timely and properly prepared and filed. The Board shall cause Project Company to deliver to each of the Shareholders, as promptly as practicable after filing, copies of all tax returns of Project Company. Such returns shall be prepared in accordance with applicable tax laws, rules and regulations, and shall accurately reflect the results of operations of Project Company for such Fiscal Year. Within 90 days after the end of each Fiscal Year, the Board shall cause Project Company to provide to each Person that was a Shareholder at any time during such year that tax information concerning Project Company which is reasonably requested by the Shareholder for purposes of preparing any tax returns of the Shareholder or any of its Affiliates.

(b) The provisions set forth in Exhibit F shall apply to this Agreement.

ARTICLE V

DIRECTORS; BOARD; SHAREHOLDERS MEETINGS

Section 5.1 Directors. Kraton Shareholder and FPCC Shareholder agree that each of them shall, in the capacity of a judicial person, be elected and registered as the “Directors” of Project Company, and shall jointly represent Project Company externally. Each Director shall appoint three individuals as its representatives (the “Directors Representatives”) to jointly act for such Director in exercising its powers and fulfilling its obligations.

Section 5.2 Board of Directors Representatives. The Directors Representatives shall form a Board of Directors Representatives (the “Board”), which has responsibility for the supervision of Project Company and its Business. There shall be a total of six Directors Representatives on the Board made up at all times of an equal number of Kraton Directors Representatives and FPCC Directors Representatives. The composition of the initial Board is set forth on Schedule 2.

Section 5.3 Chairman of the Board. FPCC Shareholder shall appoint one of the FPCC Directors Representatives to serve as Chairman of the Board (the “Chairman”). While the Chairman as a Directors Representative is entitled to one vote, the Chairman shall not be deemed to have a deciding vote. If the Chairman is unable to attend any meeting of the Board, FPCC Shareholder shall be entitled to appoint any other FPCC Directors Representative to act as Chairman at a Board meeting.

Section 5.4 Appointment; Removal. A Director in its sole discretion may appoint a Directors Representative, and remove a Directors Representative whom it appointed, with or without cause, by giving written notice to Project Company and the other Shareholder. The appointment or removal takes effect on the date on which the written notice is received by Project Company or, if a later date is given in such notice, on such later date. A Directors Representative may be an officer, manager or employee of a Shareholder or such Shareholder’s Affiliate. Each Directors Representative will serve on the Board until his successor is appointed or until his earlier death, resignation or removal.

Section 5.5 No Compensation. No Directors Representative (or Alternate) shall receive from Project Company any compensation for his or her service as a Directors Representative, including attendance at Board meetings. Reimbursement of expenses for attendance at meetings of the Board shall be the sole responsibility of the appointing Director.

Section 5.6 Matters Required To Be Approved by the Board. Except as otherwise expressly provided herein, the following matters require the advance consent of the Board in accordance with Article VI:

Corporate Matters

(i) Amend the Organizational Documents of Project Company for any purpose;

(ii) Amend the Code of Ethics and Business Conduct Policy attached as Exhibit E-1, the HSE Policy attached as               Exhibit E-2 (provided that FPCC Shareholder acknowledges that the HSE Policy will be updated from time to time hereafter to conform with any changes made to the comparable policy of Kraton) and approve and amend any other Policies of Project Company (including the MOBA);

(iii) Approve the initial organizational chart of Project Company;

(iv) Subject to Section 6.7, terminate, replace, modify or amend any Transaction Document, including this Agreement;

(v) Approve and following approval, terminate, replace, modify or amend the Construction Agreement or the Engineering Agreement;

(vi) Change the formal name or English name of Project Company;

(vii) Change the authorized or outstanding Registered Capital of Project Company;

(viii) Form a Subsidiary of Project Company;

(ix) Approve and following approval, enter into, terminate, replace, modify or amend, material compensation and benefit plans and policies, material employee policies and material collective bargaining agreements for Project Company’s employees;

(x) Modify the insurance coverage of Project Company and the Business described in Schedule 4;

(xi) Appoint any Manager (other than the President or the Finance and Administration Manager or a Secondee), or discharge or remove any Manager (other than the President or the Finance and Administration Manager or a Secondee);

(xii) Confirm the appointment of the President and the Finance and Administration Manager or a Secondee, such appointment not to be unreasonably withheld, conditioned or delayed;

(xiii) Authorize the granting or revocation of any power of attorney other than in the ordinary course of business;

(xiv) Except as otherwise provided herein, authorize the dissolution, liquidation, winding-up, merger, consolidation or split, of Project Company;

(xv) File a petition in bankruptcy or seek any reorganization, liquidation or similar relief on behalf of Project Company; consent to the filing of a petition in bankruptcy against Project Company; or consent to the appointment of a receiver, custodian, liquidator or trustee of Project Company or for all or a substantial portion of its property;

Business Plan and Annual Budget

(xvi) Approve any Business Plan or Annual Budget, as well as any amendments, updates or modifications thereto (including the annual updates provided for in Section 8.1);

(xvii) Authorize expenditures that are in excess of the amounts set forth in an approved Annual Budget other than in accordance with the Policies;

Financing

(xviii) Modify the Capitalization Plan;

(xix) Authorize the incurrence of debt for borrowed money (other than Shareholder loans) and enter into, terminate, replace, modify or amend any loan agreement, credit facility or other instrument evidencing Project Company indebtedness (other than Shareholder loans);

(xx) Enter into, terminate, replace, modify or amend any mortgage, charge, lien or encumbrance in or over any of Project Company’s assets or properties, in each case other than in the ordinary course of business;

(xxi) Enter into, terminate, replace, modify or amend interest rate protection or other hedging agreements (other than hedging agreements in the ordinary course of business);

(xxii) Enter into, terminate, replace, modify or amend any capitalized lease or similar off-balance sheet financing arrangements;

Accounting

(xxiii) Subject to the initial appointment of the Independent Auditor in Section 4.2, remove the Independent Auditor and appoint a replacement Independent Auditor who is not also the independent accounting firm of Kraton;

(xxiv) Change Project Company’s method of accounting as adopted pursuant to Section 4.3;

Scope of Business; Acquisitions and Dispositions

(xxv) Cause Project Company, directly or indirectly, to engage, participate or invest in any business, directly or indirectly, outside the scope of its Business as described in Section 1.4;

(xxvi) Authorize the sale, lease, Transfer or other disposition in a single transaction or series of related transactions of all or a substantial portion of the Business or assets of Project Company;

(xxvii) Authorize the sale, lease, Transfer or other disposition of assets that individually or in the aggregate are material to the Business;

(xxviii) Authorize the acquisition, directly or indirectly, of all or any portion of a Person;

(xxix) Authorize the acquisition, directly or indirectly, in a single transaction or series of related transactions, of assets having a substantial impact to Project Company’s operations;

(xxx) Relinquish Intellectual Property and disclose Intellectual Property to any Person other than in accordance with the terms and conditions of the Technology License and the Confidential Disclosure Agreement, dated as of the date hereof, by and among Project Company, Kraton Shareholder and FPCC Shareholder;

Commercial Matters

(xxxi) Enter into, amend, modify or terminate (other than pursuant to the terms thereof) any contract or other agreement (i) that is not contemplated by an approved Business Plan and Annual Budget and (ii) the approval of which is not within the discretion of the President under the Policies;

(xxxii) Enter into, amend, modify or terminate (other than pursuant to the terms thereof) any contract or other agreement (i) that is contemplated by an approved Business Plan and Annual Budget and (ii) the approval of which is not within the discretion of the President under the Policies;

Litigation

(xxxiii) Initiate or settle any litigation or governmental proceedings if the effect thereof would be material to the financial condition or operations of Project Company; and

Related Party Agreements

(xxxiv) Subject to Section 6.7 and Article II, enter into, terminate, replace, modify or amend any transaction or agreement with a Shareholder, an Affiliate of a Shareholder, a Directors Representative or other “related Person”.

The Directors/Shareholders hereby acknowledge and confirm that any authorization or approval by the Board pursuant to this Section 5.6 of the execution, delivery and performance of any agreement or contract entered into by Project Company shall be (i) deemed to have been approved and consented to by each Director and by Project Company and (ii) sufficient to authorize and approve any future performance required by the terms of such agreement or contract (but not amendment to or modification of such agreement or contract), with no further action being required under this Article V or Article VI at the time of any such performance.

Section 5.7 Limitation of Duties and Liabilities. Each Shareholder acknowledges its express intent, and agrees with each other Shareholder, for the benefit of the Directors Representatives of each other Shareholder, that:

(a) the only fiduciary or other duties or obligations, if any, that any Directors Representative will owe in his capacity as Directors Representative will be to the Director/Shareholder that appointed such Directors Representative to serve in that capacity, and the nature and extent of those duties and obligations and the liabilities resulting from any breach thereof constitute an internal governance affair of that Director/Shareholder; and

(b) no Directors Representative of any Director/Shareholder will, under this Agreement, the Company Act of the Republic of China, or otherwise, owe in his capacity as Directors Representative, or be personally liable for, monetary damages for any breach of, any fiduciary or other duties or obligations to Project Company, any other Shareholder or any of its Affiliates or any other Directors Representative.

Any repeal or modification of this Section 5.7 will be prospective only and shall not adversely affect any limitation of the duties, obligations or liabilities which exists for the benefit of any individual immediately before the effectiveness of that repeal or modification.

Section 5.8 Proxies and Voting Agreements. No Shareholder shall, directly or indirectly, grant any proxies or powers of attorney, deposit or enter into a voting agreement (other than this Agreement) with respect to, any Registered Capital of Project Company.

ARTICLE VI

MEETINGS OF THE BOARD

Section 6.1 Board Meetings.

(a) Regular meetings of the Board shall be held at least twice per year at such dates and times and at such places as shall from time to time be determined in advance by the Board. The Finance and Administration Manager shall deliver an agenda for each regular meeting and a copy of any documents to be discussed to the Directors Representatives at least four Business Days in advance of such meeting. To the extent practical, each agenda for a regular meeting shall specify, to a reasonable degree, the business to be transacted at such meeting. Subject to Section 6.2, at any regular meeting of the Board at which a quorum is present, any and all business of Project Company may be transacted. All such action shall be formalized in a written consent executed by each Directors Representative, as described in Section 6.4.

(b) Each Director shall have the right to call one special meeting of the Board per year by any Directors Representative appointed by such Director delivering four weeks advance written notice of a special meeting to each of the other Directors Representatives together with a copy of any documents to be discussed prior to such meeting. Additional special meetings of the Board may be called if at least one Kraton Directors Representative and one FPCC Directors Representative agree in writing. To the extent practicable, each notice of a special meeting shall specify, to a reasonable degree, the business to be transacted at, or the purpose of, such meeting. Notice of any special meeting may be waived before or after the meeting by a written waiver of notice signed by the Directors Representative entitled to notice. A Directors Representative’s attendance at a special meeting shall constitute a waiver of notice unless the Directors Representative states at the beginning of the meeting his objection to the transaction of business because the meeting was not lawfully called or convened. Special meetings of the Board shall be held at a mutually agreeable location at such date and time as may be stated in the notice of such meeting. Subject to Section 6.2, at any special meeting of the Board at which a quorum is present, any and all business of Project Company may be transacted.

(c) Following each meeting of the Board, the Finance and Administration Manager shall promptly draft and distribute minutes of such meeting to the Directors Representatives for approval at the next meeting, and after such approval shall retain the minutes in Project Company’s minute books.

(d) Directors Representatives, at their discretion, may participate in or hold regular or special meetings of the Board by means of a video conference, telephone conference or any comparable device or technology by which all individuals participating in the meeting may hear each other, and participation in such a meeting shall constitute presence in person at such meeting.

(e) Matters not on the agenda or described in the notice of the meeting, or business conducted in relation to those matters, may not be raised at a Board meeting unless all Directors Representatives present agree in writing.

(f) Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting by the consent in writing, setting forth the action to be taken, signed by all Directors Representatives. A counterpart of each such consent to action shall be delivered promptly to each of the Directors Representatives and to the Finance and Administration Manager for placement in the minute books of Project Company, but the failure to deliver a counterpart of any such consent to action to the Finance and Administration Manager shall not affect the validity or effectiveness of such consent to action.

Section 6.2 Quorum. The quorum at any meeting of the Board (including adjourned meetings) is at least two Kraton Directors Representatives and two FPCC Directors Representatives or their respective Alternates present at the meeting. No business shall be conducted at any Board meeting unless a quorum is present at the beginning of the meeting and at the time when there is to be voting on any business.

Section 6.3 Adjournments. A Board meeting shall be adjourned to another time or date at the request of all the Directors Representatives present at the meeting.

Section 6.4 Voting. Subject to Section 6.1(f), the Board shall make decisions by passing resolutions. A resolution is passed if it is signed and approved by each Directors Representative or such Directors Representative’s Alternate in accordance with the Articles of Incorporation and this Article VI.

Section 6.5 Appointment of Directors Representative Alternate. A Kraton Directors Representative or a FPCC Directors Representative who is absent from a Board meeting may appoint any individual (except an existing Directors Representative representing the other Shareholder) to act as his alternate at the meeting (each an “Alternate”) by delivering written notice of such appointment to Project Company and each other Directors Representative (which notice may be delivered at the beginning of any Board meeting at which such Alternate will serve). For the purposes of the Board meeting, the Alternate shall be entitled to act and vote for the appointing Directors Representative.

Section 6.6 Lack of Authority of Persons Other than the Board and Managers.

Except as expressly set forth in this Agreement, no Person or Persons other than (i) the Board, acting in conformity with this Agreement and any applicable Board action, and (ii) the Managers of Project Company appointed in accordance with this Agreement and acting as agents or employees, as applicable, of Project Company in conformity with this Agreement and any applicable Board action, shall be authorized (a) to exercise the powers of Project Company, (b) to manage the Business, property and affairs of Project Company, or (c) to contract for, or incur on behalf of, Project Company, any debts, liabilities or other obligations.

Section 6.7 Control of Related Party Transactions.

(a) Each Directors Representative, based on his knowledge and reasonable judgment at such time, shall disclose to the Board any actual, apparent, or potential financial interest, business interest, competitive interest or other conflict of interest (“Conflict”) such Directors Representative has in any matter or transaction presented for information, consideration or approval of the Board immediately upon becoming aware of such Conflict, unless the nature and extent of such Conflict are known or readily apparent to the Board. No Directors Representative shall be liable to Project Company or the Shareholders if such Conflict has been fully and accurately disclosed to the Board and such Directors Representative has complied with any agreement between the Directors Representative and the Board as to resolution or avoidance of such Conflict.

(b) Any proposed or contemplated transaction involving Project Company as a party, on the one hand, and a Shareholder or its Directors Representative or Affiliate or “sister company” as a party, on the other hand, shall be a “Conflict” for purposes of this Section 6.7 and shall be fully disclosed to the Shareholder not involved and whose Directors Representatives and Affiliates are not involved, in such transaction (the “Non-Conflicted Shareholder”), and be negotiated and approved by such Non-Conflicted Shareholder (such approval to be by the unanimous approval of the Non-Conflicted Shareholder’s Directors Representatives) on behalf of Project Company.

(c) Notwithstanding anything to the contrary contained in this Agreement, with respect to any Conflict, the Non-Conflicted Shareholder (through its Directors Representatives) shall have the sole and exclusive power and right for and on behalf, and at the sole expense, of Project Company (i) to control all decisions, elections, notifications, actions, exercises or non-exercises and waivers of all rights, privileges and remedies provided to, or possessed by, Project Company with respect to a Conflict and (ii) in the event of any potential, threatened or asserted claim, dispute or action with respect to a Conflict, to retain and direct legal counsel and to control, assert, enforce, defend, litigate, mediate, arbitrate, settle, compromise or waive any and all such claims, disputes and actions on behalf of Project Company. Each Shareholder shall, and shall cause its Affiliates to, take all such actions, execute all such documents and enter into all such agreements as may be necessary or appropriate to facilitate or further assure the accomplishment of this Section 6.7.

(d) The Non-Conflicted Shareholder, in exercising its control, power and rights pursuant to this Section 6.7, shall act in good faith and in a manner it believes to be in the best interests of Project Company; provided that it shall never be deemed to be in the best interests of Project Company not to pay, perform and observe all of the obligations to be paid, performed or observed by or on the part of Project Company under the terms of any Transaction Document. The Non-Conflicted Shareholder shall act through its Directors Representatives, and the approval of all of the Directors Representatives of the Non-Conflicted Shareholder will be sufficient for the Non-Conflicted Shareholder (and therefore the Board on behalf of Project Company) to take any action in respect of the relevant Conflict. The conflicted Shareholder (or its Affiliates) shall have the right to deal with Project Company and with the Non-Conflicted Shareholder on an arm’s-length basis and in a manner it believes to be in its own best interests, but in any event must deal with them in good faith.

(e) Upon receipt of any required approval by the Board, all contracts and transactions between Project Company, on the one hand, and a Shareholder or its Directors Representatives or Affiliates, on the other hand, shall be deemed to be entered into on an arm’s-length basis and to be subject to ordinary contract and commercial law, without any other duties or rights being implied by reason of a Shareholder being a Shareholder or by reason of any provision of this Agreement or the existence of Project Company.

ARTICLE VII

MANAGERS AND EMPLOYEES

Section 7.1 Delegation. The Shareholders acknowledge that the Board is permitted to delegate responsibility for day-to-day operations of Project Company to Managers and employees of Project Company.

Section 7.2 Managers.

(a) The Board may select natural persons who are (or upon becoming an Manager will be) full-time employees of or Secondees to Project Company to be designated as Managers of Project Company, with such titles and duties as the Board shall determine or as may be provided in this Agreement.

(b) The Managers of Project Company shall consist of a President, a Finance and Administration Manager and others as determined from time to time by the Board (collectively, the “Managers”).

(c) The President shall be nominated by the Kraton Directors Representatives, and confirmed by the Board, such confirmation not to be unreasonably withheld, conditioned or delayed.

(d) The Finance and Administration Manager shall be nominated by the FPCC Directors Representatives, and confirmed by the Board, such confirmation not to be unreasonably withheld, conditioned or delayed.

(e) The initial Managers of Project Company are listed on Schedule 3.

Section 7.3 Term of Managers. Each Manager shall hold office until his death, resignation or removal. Managers shall be full-time employees of, or seconded employees to, Project Company.

Section 7.4 Removal of Managers and Employees.

(a) The President may be removed at any time only by the unanimous action of the Kraton Directors Representatives or, if the President is a Secondee, by the seconding Person.

(b) The Finance and Administration Manager may be removed at any time only by the unanimous action of the FPCC Directors Representatives or, if the Finance and Administration Manager is a Secondee, by the seconding Person.

(c) Except as provided in Section 7.4(a) or (b), any Manager that is not a Secondee to Project Company may be removed, at any time and for any reason by the Board (acting on the recommendation of the President or a Shareholder).

(d) Except as provided in Section 7.4(a) or (b), any Manager that is a Secondee to Project Company may be removed, (i) by the seconding Person, or (ii) by the Board (acting on the recommendation of the President) for cause.

(e) Employees of Project Company may be removed by the President.

Section 7.5 Duties.

(a) Each Manager or employee of Project Company shall owe to Project Company, but not to any Shareholder, all such duties (fiduciary or otherwise) as are imposed upon such Manager or employee of a Republic of China limited liability company. Without limitation of the foregoing, each Manager and employee in any dealings with a Shareholder shall have a duty to act in good faith and to deal fairly; provided that no Manager shall be liable to Project Company or to any Shareholder for his good faith reliance on the provisions of this Agreement.

(b) The policies and procedures of Project Company (including the Policies) adopted by the Board may set forth the powers and duties of the Managers of Project Company to the extent not set forth in or inconsistent with this Agreement. The Managers of Project Company shall have such powers and duties, except as modified by the Board, as generally pertain to their respective offices in the case of a Republic of China limited liability company, as well as such other powers and duties as from time to time may be conferred by the Board and by this Agreement. The Managers and employees of Project Company shall develop and implement management and other policies and procedures consistent with this Agreement, the Policies and the other general policies and procedures established by the Board.

(c) Notwithstanding any other provision of this Agreement, no Shareholder, Directors Representative, Manager, Secondee or employee of Project Company shall have the power or authority, without specific authorization from the Board, to undertake any of the following:

(i) to do any act which contravenes (or otherwise is inconsistent with) this Agreement or which would make it impracticable or impossible to carry on Project Company’s Business;

(ii) to confess a judgment or admit material liability against Project Company;

(iii) to possess Project Company property other than in the ordinary course of business; or

(iv) to take, or cause to be taken, any of the actions described in Section 5.6.

Section 7.6 President. The President shall have general authority and discretion to direct and control the Business and affairs of Project Company, including its day-to-day operations in a manner consistent with the Annual Budget and the most recently approved Business Plan. The President shall take steps to implement all orders and resolutions of the Board. The President shall be authorized to execute and deliver, in the name and on behalf of Project Company, (i) contracts or other instruments authorized by Board action or the Shareholders, and (ii) contracts or instruments in the ordinary course of business (not otherwise requiring Board action or the consent of the Shareholders), except in cases when the execution and delivery thereof shall be expressly delegated by the Board to some other Manager of Project Company, and, in general, shall perform all duties incident to the office of President as well as such other duties as from time to time may be assigned to him by the Board or as are prescribed by this Agreement. In all instances, the President’s powers under this Section 7.6 shall be subject to the other terms and provisions of this Agreement.

Section 7.7 Finance and Administration Manager. The Finance and Administration Manager shall be responsible for managing the finance affairs of Project Company, including financial planning, analysis and control, accounting, tax, cash administration and control, information systems and human resource matters, in order to safeguard organization assets, maximize profitability and attend to legal obligations as well as business needs for information, analysis and support, and will also perform such other duties as may, from time to time, be assigned to him or her by the Board or by the President. The Finance and Administration Manager shall also (i) keep the minutes of all meetings (and copies of written records of action taken without a meeting) of the Board in minute books provided for such purpose and shall see that all notices are duly given in accordance with the provisions of this Agreement, (ii) be the custodian of the records and of the seal of Project Company, if any, (iii) have general charge of books and papers of Project Company as the Board may direct, and (iv) in general, shall perform all duties and exercise all powers incident to the foregoing. In all instances, the Finance and Administration Manager’s powers under this Section 7.7 shall be subject to the other terms and provisions of this Agreement.

Section 7.8 Vice Presidents. Vice Presidents, if any, shall perform such duties as may, from time to time, be assigned to them by the Board or by the President. In addition, at the request of the President, or in the absence or disability of the President, any Vice President, in any order determined by the Board, temporarily shall perform all (or if limited through the scope of the delegation, some of) the duties of the President, and, when so acting, shall have all the powers of, and be subject to all restrictions upon, the President. In all instances, the Vice President’s powers under this Section 7.8 shall be subject to the other terms and conditions of this Agreement.

Section 7.9 Assistant Managers. Any assistant manager appointed by the Board shall have power to perform, and shall perform, all duties incumbent upon the Manager he or she is assisting, subject to the general direction of such Manager, and shall perform such duties as this Agreement may require or the Board may prescribe.

Section 7.10 Other Managers. The Board may appoint such other Managers and delegate to them such duties as it sees fit.

Section 7.11 Salaries. Salaries or other compensation of the Managers and employees of Project Company shall be established by the Board consistent with plans approved by the Shareholders. Subject to Section 7.13 and except as approved by the Board, all fees and compensation of the Managers and employees (including Secondees) of Project Company with respect to their services as such Managers and employees shall be payable solely by Project Company and no Shareholder nor its Affiliates shall pay (or offer to pay) any such fees or compensation to any Manager or employee. Notwithstanding the foregoing, fees and compensation payable to seconded employees shall be shared by Project Company and the Shareholder seconding such seconded employee as set forth in the Secondment Agreement.

Section 7.12 Delegation. The Board may delegate temporarily the powers and duties of any Manager of Project Company (other than the President or Finance and Administration Manager), in case of absence or for any other reason, to any other Manager of Project Company, and may authorize the delegation by any Manager of Project Company of any of such Manager’s powers and duties to any other Manager or employee of Project Company, subject to the general supervision of such delegating Manager.

Section 7.13 Seconded Employees. If there is a vacancy in a job position in Project Company, either Shareholder shall be entitled to nominate one of its (or its Affiliate’s) own employees to fill such vacancy pursuant to the Secondment Agreement, subject to renewal or extension by the President with the consent of each Shareholder. Kraton Shareholder shall be the only party entitled to nominate an employee of it or its Affiliate to fill the position of President, and FPCC Shareholder shall be the only party entitled to nominate an employee of it or its Affiliate to fill the position of Finance and Administration Manager.

Section 7.14 General Authority. Persons dealing with Project Company are entitled to rely conclusively on the power and authority of each of the Managers as set forth in this Agreement. In no event shall any Person dealing with any Manager with respect to any business or property of Project Company be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expedience of any act or action of the Manager; and every contract, agreement, deed, mortgage, security agreement, promissory note or other instrument or document executed by the Manager with respect to any business or property of Project Company shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution or delivery thereof, this Agreement was in full force and effect, (ii) the instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon Project Company and (iii) the Manager was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of Project Company.

ARTICLE VIII

BUSINESS PLANS, ANNUAL BUDGETS AND LOANS

Section 8.1 Business Plan.

(a) Project Company shall be managed in accordance with a five-year business plan (the “Business Plan”), which shall be updated annually on a rolling basis under the direction of the President and presented for approval by the Board pursuant to Section 5.6 as soon as practicable prior to the start of the first Fiscal Year covered by the updated Business Plan, but at least 45 days prior to the start of the first Fiscal Year covered by the updated Business Plan. The Business Plan shall encompass the business, financial and operating plans of Project Company for a five-year period and will anticipate, among other things, target resources required, both material and manpower, a schedule for deployment of such resources, business objectives, internal and external financing, a nominal production schedule, projected income statements, balance sheets and cash flow statements, including the expected timing and amounts of capital contributions and cash distributions, and the planning information required under the other Transaction Documents.

(b) The initial Business Plan agreed to by the Shareholders, which applies to the period from and after the Execution Date and until December 31, 2016, is attached hereto as Exhibit B. The format and level of detail of each Business Plan shall be consistent with that of the initial Business Plan or the Business Plan most recently approved pursuant to Section 5.6.

Section 8.2 Annual Budget.

(a) The President shall prepare an Annual Budget (each, an “Annual Budget”) for each Fiscal Year, including an Operating Budget and Capital Expenditure Budget and present such Annual Budget for approval by the Board pursuant to Section 5.6 as soon as practicable prior to the start of the Fiscal Year covered by such Annual Budget, but at least 45 days prior to the start of the Fiscal Year covered by such Annual Budget. Each Annual Budget shall be consistent with the information for such Fiscal Year included in the Business Plan most recently approved pursuant to Section 8.1. Each Annual Budget shall incorporate (i) a projected income statement, balance sheet and cash flow statement, (ii) the amount of any corresponding cash deficiency or surplus, (iii) the estimated amount, if any, and expected timing for all required capital expenditures, (iv) the amount of any anticipated cash deficiency or surplus for distributions to the Shareholders, (v) the estimated amount, if any, of the Shareholder Registered Capital Amount required to be funded and (vi) the estimated amount, if any, of any required Third Party Loans and Shareholder Financing Loans. Each proposed Annual Budget shall be prepared on a basis consistent with Project Company’s financial statements.

(b) The initial Annual Budget agreed to by the parties, which applies to the period from and after the Execution Date and until December 31, 2013, is attached hereto as Exhibit C and is incorporated into the initial Business Plan. The format, line items and level of detail of each Annual Budget shall be consistent with that of the initial Annual Budget or the Annual Budget most recently approved pursuant to Section 5.6.

(c) Each “Operating Budget” shall constitute an estimate for each applicable period of all operating income, which shall include expenses required to maintain, repair and restore to good and usable condition Project Company’s assets.

(d) Each “Capital Expenditure Budget” shall constitute an estimate for the applicable period of the capital expenditures required to (i) accomplish capital enhancement projects included in the most recently approved Business Plan, (ii) maintain and preserve Project Company’s assets in good operating condition and repair and (iii) achieve or maintain compliance with any Environmental Law.

Section 8.3 Additional Reports.

(a) No later than the 10th Business Day of each month after the Formation Date, Project Company, under the direction of the President, shall issue a monthly report (each a “Monthly Business Report”) to each Shareholder that contains, among other things, (i) if prepared before acceptance of the Plant from the Construction Contractor, information regarding engineering, construction, permitting and commissioning of the Plant as well as an assessment of how construction, commissioning and start-up activities are progressing relative to the then-current Business Plan, Annual Budget and project schedule established under the Construction Agreement for the Plant, and (ii) if prepared following acceptance of the Plant from the Construction Contractor, information regarding production, quality, Fixed and Variable Costs (both such terms as defined in the Offtake Agreement) as well as an assessment of how the Business is performing relative to the then-current Business Plan and Annual Budget. Each Monthly Business Report shall be substantially in the form attached as Exhibit D, and shall also include such additional information as is reasonably requested by a Shareholder in order to keep each Shareholder fully apprised of the performance of the Business.

(b) Project Company shall also provide such other reports and information required by the other Transaction Documents.

Section 8.4 Implementation of Business Plan and Discretionary Expenditures by President.

(a) After a Business Plan and Annual Budget has been approved by the Board (or developed in accordance with Section 11.1), the President shall be authorized, without further action by the Board, to cause Project Company to make expenditures consistent with such Business Plan and Annual Budget; provided, however, that all internal control policies and procedures, including those regarding the required authority for certain expenditures, shall have been followed.

(b) In any emergency, the President or the President’s designee shall be authorized to take such actions and to make such expenditures as may be reasonably necessary to react to the emergency, regardless of whether such expenditures have been included in an approved Business Plan or Annual Budget. Promptly after learning of an emergency, the President or such designee shall notify the Board of the nature of the emergency and the response that has been made, or is committed or proposed to be made, with respect to the emergency.

Section 8.5 Transaction Documents. The Shareholders acknowledge and agree that performance of Project Company under each Transaction Document to which it is a party is a fundamental consideration to entry into this Agreement. Accordingly, the Shareholders and Board shall work in good faith and in a commercially reasonable manner to cause Project Company to implement the terms and conditions of this Agreement and each other Transaction Document to which Project Company is a party.

ARTICLE IX

ADDITIONAL SHAREHOLDER COVENANTS

Section 9.1 Non-Compete. Before the date that is three years after the earlier of (x) dissolution of Project Company in accordance with Article XII, or (y) the date on which FPCC Shareholder or its Affiliate is no longer a Shareholder, FPCC Shareholder on its behalf and on behalf of its Affiliates and, under a written authorization between FPCC Shareholder and Formosa Synthetic Rubber Company, Formosa Synthetic Rubber Company and its Subsidiaries, (collectively, the “FPCC Non-Compete Entities”) hereby agrees that it and they shall not:

(a) carry on or be engaged, concerned or interested, directly or indirectly, whether as a shareholder, partner, member, director, employee, contractor, agent or otherwise, anywhere in the world, in any business similar to or competing with the Business (including the design, construction, operation or ownership, directly or indirectly, of an HSBC production facility, and production, marketing or sale of HSBC), or

(b) assist any other Person in carrying on or being engaged, concerned or interested in, directly or indirectly, any business similar to or competing with the Business.

This Section 9.1 is for the benefit and protection of Kraton and each of its Affiliates, including Kraton Shareholder. FPCC Shareholder acknowledges and agrees that (i) its agreement to this Section 9.1 and willingness to make on behalf of, and bear responsibility for violations of, this Section 9.1 by any of the FPCC Non-Compete Entities is a fundamental consideration for Kraton Shareholder and its Affiliates to enter into this Agreement and the other Transaction Documents to which any of them is party and to consummate the transactions contemplated hereby and thereby, and (ii) Kraton and each of its Affiliates would suffer irreparable injury and may seek monetary damages for such injury under this Agreement if any of the FPCC Non-Compete Entities were to violate the provisions of this Section 9.1.

Section 9.2 Phase II Plant Expansion. Until the second anniversary of the date of final acceptance of the Plant from the Construction Contractor, Kraton Shareholder may cause Project Company to pursue the Phase II expansion of the Plant. If Kraton Shareholder elects to cause Project Company to pursue the Phase II expansion, FPCC Shareholder agrees to cooperate and join in such expansion; provided, however, that any such expansion will be subject, in all respects, to substantially the same terms and conditions applicable to Project Company’s ownership and operation of the Plant. As used herein, “Phase II expansion” means an increase in the production capacity of the Plant by up to an additional 30 kt per Year (based on 287 operating days) of HSBC.

Section 9.3 USBC Business. FPCC Shareholder on its behalf and on behalf of each FPCC Non-Compete Entity hereby agrees, on the one hand, and Kraton Shareholder on its behalf and on behalf of Kraton and each Subsidiary of Kraton hereby agrees, on the other hand, that if any of them desires to produce USBC in Taiwan (a “USBC Proposing Party”), then at the election of the other party, the USBC

Proposing Party shall enter into good faith negotiations with the other party regarding the possible joint investment in USBC capacity in Taiwan. Any such joint investment may be structured as (but is not limited to) (i) an expansion of Project Company’s Business to include production, sale and marketing of USBC through an expansion of the Plant, (ii) direct or indirect investment in or acquisition of another Person in Taiwan, or (iii) the license of USBC technology from the applicable Kraton entity to the applicable FPCC Non-Compete Entity on commercially reasonable terms. If the applicable FPCC Non-Compete Entity and the applicable Kraton entity elect to enter into the USBC business, the parties thereto shall work together and negotiate in good faith the terms of the definitive written documentation implementing such joint investment as promptly as practicable. Notwithstanding the provisions of this Section 9.3, no FPCC Non-Compete Entity or Kraton entity is obligated to participate in any such joint investment project. This provision shall remain in effect until the date that is five years after the date of final acceptance of the Plant from the Construction Contractor.

Section 9.4 Plant Shut-Down. If at any time after the Execution Date, (i) a Governmental Authority requires that construction of the Plant or Plant Site be delayed or halted, or that operations on the Plant Site or within the Mailiao Industrial Park be shut-down for inspection or otherwise, or the Plant is shut-down (other than for planned maintenance and turnarounds or Force Majeure), in each case for a period of three months or more, and (ii) in the reasonable good faith opinion of a Shareholder, such delay, halt or shut-down causes material financial or material operational hardship to such Shareholder (provided, however, that the failure to receive distributions from Project Company, or of Project Company to pay operating expenses or purchase feedstock, shall not be considered a material financial or material operational hardship), then in addition to all other remedies available to Project Company or a Shareholder at equity and under law, the Shareholder suffering such material financial or operational hardship may, in its discretion, initiate the Dissolution Procedures and liquidation provisions set forth in Article XII by delivering written notice to the other Shareholder (a “Dissolution Notice”), which liquidation procedures will be initiated immediately. Nothing in this Section 9.4 shall be construed to limit the remedies available to Project Company and a Shareholder at equity and under law for the failure of the Plant to operate (other than for planned maintenance and turnarounds or Force Majeure).

ARTICLE X

TRANSFERS AND PLEDGES

Section 10.1 Restrictions on Transfer and Prohibition on Pledge.

(a) A Shareholder shall not, in any transaction or series of transactions, directly Transfer all or any part of its Registered Capital without the prior written consent of the other Shareholder, which consent may be withheld, conditioned or delayed in such Shareholder’s sole discretion. The election of a Shareholder not to exercise any right of first refusal (or other purchase right) under the laws of the Republic of China applicable to Transfers of Registered Capital shall not be deemed a consent to such Transfer for purposes of this Agreement. If a Shareholder elects to exercise its right of first refusal (or other purchase right) under the laws of the Republic of China applicable to Transfers of Registered Capital, such Shareholder may, at its option and at its sole election, pay the consideration for such purchase in three equal interest-free installments payable on each of the closing date of such purchase and on the first and second anniversaries of such purchase. The foregoing restrictions on Transfer of a Shareholder’s Registered Capital shall not restrict a Shareholder from Pledging all or a portion of its Registered Capital or its interest in Project Company to a lender.

(b) Notwithstanding the foregoing, any Shareholder may Transfer all of its Registered Capital to any Wholly Owned Affiliate of such Shareholder with the prior written consent of the other Shareholder, which consent shall not be unreasonably withheld, conditioned or delayed, and subject to receipt of FIA approval, if applicable. Each Shareholder hereby waives and agrees not to exercise any right of first refusal (or other purchase right) under the laws of the Republic of China applicable to Transfers of Registered Capital to a Wholly Owned Affiliate in accordance with this Section 10.1(b). Any transferee under this Section 10.1(b) shall execute an instrument reasonably satisfactory to all Shareholders accepting the terms and provisions of this Agreement. Upon consummation of a Transfer in accordance with this Section 10.1(b), the transferee shall immediately, and without any further action of any Person, become a Shareholder.

(c) Except as provided in Section 10.2, a Shareholder shall not, in any transaction or series of transactions, Transfer all or any part of a Shareholder loan other than to an Affiliate of such Shareholder or Third Party lender with the prior written consent of the other Shareholder, which consent shall not be unreasonably withheld, conditioned or delayed, and subject to receipt of FIA approval, if applicable.

Section 10.2 Transfer of Transaction Documents and Shareholder Loans.

(a) Notwithstanding any Transfer made in accordance with Section 10.1, neither Shareholder nor its Affiliates may Transfer its rights or obligations under any Transaction Document to the transferee of its Registered Capital or otherwise without the prior written consent of the non-Transferring Shareholder (or its Affiliate who is counterparty to such Transaction Document), which consent may be withheld, conditioned or delayed in the non-Transferring Shareholder’s (or, as applicable, its Affiliate’s) sole discretion.

(b) Any Transfer of all or a portion of a Shareholder’s Registered Capital to a Third Party or an Affiliate of such Shareholder shall include the Transfer of a proportionate share of all outstanding Shareholder loans issued to or on behalf of such Shareholder.

Section 10.3 Minimum Requirements of a Transferee. Notwithstanding the provisions of this Article X, or a Shareholder’s election not to exercise any right of first refusal or other purchase right under the laws of the Republic of China applicable to Transfers of Registered Capital, a Shareholder may Transfer its Registered Capital to a Third Party only if all of the following occur in addition to obtaining prior written consent to the Transfer in accordance with Section 10.1(a):

(i) The Transfer is accomplished in a non-public offering in compliance with, and exempt from, the registration and qualification requirements of all applicable securities laws and regulations;

(ii) The Transfer does not cause a default under any material contract to which Project Company is a party or by which Project Company or any of its properties is bound;

(iii) The proposed transferee executes an appropriate agreement accepting the terms and provisions of this Agreement;

(iv) The transferor or proposed transferee bears all reasonable costs incurred by Project Company in connection with the Transfer;

(v) Performance of all obligations (including payment obligations) under this Agreement and each other agreement that is Transferred by the proposed transferee is guaranteed by the ultimate parent company of such proposed transferee;

(vi) Neither the Transferring Shareholder nor the proposed transferee is in default in the timely performance of any of its material obligations to Project Company or under any Transaction Document;

(vii) The proposed transferee is not in the HSBC business, including by directly or indirectly through its Affiliates or investments, being an operator of an HSBC facility or otherwise producing or marketing HSBC; and

(viii) The proposed transferee does not, in the reasonable opinion of the non-transferring Shareholder, have a history of violations of laws regarding anticompetitive activities, anticorruption and antibribery, such as the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act, Republic of China anti-bribery laws, Netherlands anti-bribery laws or any other applicable anti-bribery laws, including laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

Section 10.4 Remedies for Breaches of this Article X. If a Shareholder Transfers all or a portion of its Registered Capital or a Shareholder loan other than in strict compliance with the terms and conditions of this Article X, then, in addition to (and not in lieu of) all other remedies available at equity and under law (including damages) and dissolution right set forth in Section 12.1(d), and without giving effect to the waiver of damages set forth in Section 6 of Appendix B, the Transferring Shareholder shall immediately pay to the non-Transferring Shareholder US$100,000,000 as additional liquidated damages and not as a penalty, plus interest at a rate equal to the lesser of LIBOR plus 1,000 basis points and the maximum rate allowed under Applicable Law, calculated from the effective date of such Transfer up to and including the date of payment, compounded daily, by wire transfer of immediately available funds to an account designated by the non-Transferring Shareholder. If payment of the US$100,000,000 in additional liquidated damages is declared to be unenforceable or invalid, in whole or in part, for any reason, then, without limiting any other remedies (including damages) available to the non-Transferring Shareholder at equity and under law, the additional liquidated damages payable by the Transferring Shareholder under this Section 10.4 shall equal the maximum amount of liquidated damages available under Applicable Law.

Section 10.5 Withdrawal by a Shareholder. No Shareholder shall be entitled to withdraw from this Agreement or from Project Company without the prior written consent of the other Shareholder, which consent may be withheld in the consenting Shareholder’s sole discretion.

ARTICLE XI

DEADLOCK, DEFAULT AND REMEDY

Section 11.1 Failure to Approve Business Plan or Annual Budget. Notwithstanding the provisions of Section 5.6 and Article VIII, if the Board has not agreed upon and approved an updated Business Plan by the first day of the first Fiscal Year that would have been covered by such Business Plan, then:

(a) For such Fiscal Year and each subsequent Fiscal Year prior to approval of an updated Business Plan, the President shall prepare (and promptly furnish to the Board) an updated Annual Budget consistent with the projections and other information for that Fiscal Year included in the Business Plan most recently approved pursuant to Section 8.1; provided, however, that the President, acting in good faith, shall be entitled to modify any such Annual Budget in order to satisfy current contractual and compliance obligations and to account for other changes in circumstances resulting from the passage of time or the occurrence of events beyond the control of Project Company; and provided further that Project Company shall be entitled to incur and pay, and the Shareholders shall be obligated to fund or authorize Third Party Loans to cover Mandatory Expenses.

(b) If the Board is unable to agree on a Business Plan within 30 days after the first day of the Fiscal Year that would have been covered by such Business Plan, then at least one Senior Representative of each Shareholder shall meet together within five Business Days following the expiration of such 30-day period (which meeting may be held by video conference or telephone conference) and negotiate in good faith to agree upon a Business Plan.

(i) If the Senior Representatives agree in writing upon a Business Plan for Project Company, then such Business Plan shall be deemed to be the approved Business Plan for such Fiscal Year for all purposes hereunder, without the necessity of further action by the Board or the Shareholders, and the then-current Annual Budget shall be modified to reflect the approved Business Plan, if necessary.

(ii) If the Senior Representatives are unable to agree upon a Business Plan for Project Company for each of two consecutive Fiscal Years, then either Shareholder may initiate the Dissolution Procedures and liquidation provisions set forth in Article XII by delivering a Dissolution Notice to the other Shareholder.

Section 11.2 Environmental and Safety. In the event that (i) a circumstance arises or event occurs that constitutes a material violation of the HSE Policy attached hereto as Exhibit E, or (ii) either Shareholder notifies the Board of a material safety or Environmental concern with respect to the continued operation of the Plant (any matter described in clause (i) or (ii), an “Environmental or Safety Matter”), then either Shareholder may implement the resolution procedures set forth in this Section 11.2 upon written notice to the other Shareholder:

(a) At least one Senior Representative of each Shareholder shall meet together (which meeting may be held by video conference or telephone conference) within five Business Days following receipt of any such written notice and negotiate in good faith to agree to a course of action to address such Environmental or Safety Matter.

(i) If the Senior Representatives agree in writing upon a course of action, they shall jointly issue a statement setting out the terms of such agreement and each Shareholder shall exercise the voting rights and other powers of control available to it in relation to Project Company to ensure that the terms of such agreement are implemented, and Project Company shall do all things within its power to implement such terms.

(ii) If the Senior Representatives are unable to agree upon a course of action within three Business Days following the first meeting of the Senior Representatives pursuant to Section 11.2(a)(i), then (1) the President shall in any event be authorized to take such action as is reasonably required to ensure Project Company becomes or remains in compliance with Environmental Law and HSE Policy (including by causing Project Company to make related capital expenditures), and (2) either Shareholder may initiate the Dissolution Procedures and liquidation provisions set forth in Article XII by delivering a Dissolution Notice to the other Shareholder (in which event the Liquidation Commencement Date may, at the option of the Shareholder delivering the Dissolution Notice, occur before the first anniversary of the date of such Dissolution Notice).

Section 11.3 Board Deadlock. In the event that the Board (i) fails to reach agreement and resolve to take action on any matter requiring Board approval under Section 5.6 (other than those matters described in Section 11.1 and Section 11.2), and (ii) the failure to reach agreement and take action both materially impairs the operation of the Plant or the ability of Project Company to satisfy its obligations under the Transaction Documents and persists for more than six months, then either Shareholder may implement the resolution procedures set forth in this Section 11.3 upon written notice to the other Shareholder:

(a) Within 10 Business Days after receipt of such notice, each Shareholder shall cause its Directors Representatives to prepare and circulate to the other party’s Directors Representatives no later than 30 days after the date of such notice a memorandum setting out such Shareholders’ position on the matter or matters in dispute and its reasons for adopting such position.

(b) At least one Senior Representative of each Shareholder shall meet together (which meeting may be by video conference or telephone conference ) within 10 Business Days following receipt of the memorandum and negotiate in good faith to agree to a course of action to resolve the Deadlock.

(i) If the Senior Representatives agree in writing upon a course of action, they shall jointly issue a statement setting out the terms of such agreement and each Shareholder shall exercise the voting rights and other powers of control available to it in relation to Project Company to ensure that the terms of such agreement are implemented and Project Company shall do all things within its power to implement such terms.

(ii) If the Senior Representatives are unable to agree upon a course of action within 40 Business Days following the first meeting of the Senior Representatives pursuant to Section 11.3(b), then either Shareholder may initiate the Dissolution Procedures and liquidation provisions set forth in Article XII by delivering a Dissolution Notice to the other Shareholder.

Section 11.4 Mediation. In the event any matter described in Section 11.1, Section 11.2 or Section 11.3 is referred to the Senior Representatives of the Shareholders for resolution, and notwithstanding the dispute resolution procedures set forth in Section 14.3, either Shareholder shall have the right, upon notice to the other Shareholder, to cause Project Company to appoint an expert pursuant to the International Chamber of Commerce Rules for Expertise to mediate the discussions between the Senior Representatives and facilitate (but shall have no authority to require) negotiation of a resolution. Any mediation hereunder shall be administered by the International Chamber of Commerce in accordance with its “Rules for Expertise” and shall be conducted in accordance with such “Rules for Expertise” except as they may be inconsistent with the provisions of this Section 11.4. The cost of any such expert and fees and expenses of the International Chamber of Commerce shall be borne by Project Company.

Section 11.5 Events of Default.

(a) It shall be an event of default of a Shareholder under this Agreement if:

(i) such Shareholder does not make available to Project Company funding in accordance with the terms of any obligation to pay to Project Company amounts due and such default is not remedied within 10 Business Days following receipt of a written notification of failure to fund, served by Project Company on such Shareholder detailing such default; or

(ii) such Shareholder or its Affiliate commits a breach of Section 11.1, Section 11.2 or Section 11.3 by its failure to comply with the procedures set forth in these Sections, or

(iii) such Shareholder or its Affiliate is in material default under a Transaction Document (other than this Agreement) under the terms of such Transaction Document, and, if such material breach is capable of remedy, either (x) fails to remedy the same within 30 days after notice to do so is given by the other Shareholder, or (y) if such breach cannot be cured within said 30 day period, fails within said 30 days to establish plans and commence action to remedy the breach in a manner reasonably satisfactory to the other Shareholder, and thereafter continues to diligently carry out such plans and remedy.

(b) In addition to the events of default described in subsection (a) above, it shall be an event of default of FPCC Shareholder under this Agreement if any of the FPCC Non-Compete Entities engages in any action that does or is reasonably expected to violate the non-compete provisions set forth in Section 9.1. The events of default described in this Section 11.5 are referred to collectively herein as “Events of Default” and each individually as an “Event of Default”.

Section 11.6 Consequences of an Event of Default.

(a) If a Shareholder becomes aware that an Event of Default has occurred or is reasonably expected to occur in relation to the other Shareholder or its Affiliate (if applicable) (the “Defaulting Shareholder”) then, without prejudice to the Defaulting Shareholder’s obligations under this Agreement and to any other rights or remedies available to the non-defaulting Shareholder or Project Company with respect to the Defaulting Shareholder, the parties shall use reasonable best efforts to negotiate a resolution of such Event of Default.

(b) If the Event of Default is not cured within six months after notice thereof (or, with respect to a breach of Section 9.1, within 30 days after notice thereof), or if the Defaulting Shareholder fails to use its reasonable best efforts during such six-month period to cure such Event of Default (or, with respect to a breach of Section 9.1, any FPCC Non-Compete Entity, as applicable, does not cure such Event of Default during the one-month cure period), the non-Defaulting Shareholder may initiate the Dissolution and liquidation provisions set forth in Article XII by delivering a Dissolution Notice to the Defaulting Shareholder.

(c) Notwithstanding any Event of Default, Project Company shall continue to comply with all of its contractual obligations, including those under each Transaction Document, and the Shareholders shall use reasonable best efforts to continue to work together and operate the Plant.

Section 11.7 Material Economic Change. If any Shareholder (the “Affected Shareholder”) believes in good faith that it or its Affiliate’s economic benefits are adversely affected in a material manner after the Execution Date by a material change in the business condition or environment related to Project Company or the Business or any other Transaction Document, including with respect to Kraton Shareholder as a result of a breach of Section 9.1 where such Event of Default is not timely cured by the breaching entity and Kraton Shareholder has not elected to dissolve Project Company pursuant to Section 11.6(b), the following provisions of this Section 11.7 shall apply:

(a) An Affected Shareholder shall have the right to request an economic adjustment to the terms and conditions of this Agreement and each other affected Transaction Document;

(b) The requesting Affected Shareholder shall bear the burden of reasonably establishing, to the extent reasonably possible through quantitative means and independent advisor opinions, the adverse and material impact alleged by such Affected Shareholder;

(c) The Shareholders shall promptly consult with each other and use their reasonable best efforts to implement any adjustments to this Agreement and the other Transaction Documents so as to maintain to the fullest extent possible the Affected Shareholder’s economic benefits derived from this Agreement or the other Transaction Documents. Such efforts shall include appointment of an expert pursuant to Section 11.4 to explore possible solutions on terms to be agreed by the Shareholders; provided, however, that any such expert may facilitate, but shall not require, that the parties agree to adjustments to the Transaction Documents;

(d) Any such adjustments shall restore to the Affected Party and its Wholly Owned Affiliates the economic benefits substantially similar (after giving effect to the then-current economic environment and market for HSBC products) to the economic benefits it would have derived if such material change in the business condition or environment related to Project Company or the Business or any other Transaction Document had not arisen; and

(e) If the parties are unable to negotiate an adjustment to the Transaction Documents under this Section 11.7 after using their reasonable best efforts to do so, then either Shareholder may initiate the Dissolution and liquidation provisions set forth in Article XII by delivering a Dissolution Notice to the other Shareholder.

ARTICLE XII

DISSOLUTION, TERMINATION AND LIQUIDATION

Section 12.1 Dissolution Events. Project Company may be dissolved and liquidated in accordance with this Article XII:

(a) upon mutual agreement of the parties;

(b) as provided in Article XI;

(c) if the Board and Shareholders elect not to rebuild the Plant following a material condemnation or casualty event at the Plant or Plant Site that makes continued production of HSBC impossible without expending significant money, time and other resources (in which event the Liquidation Commencement Date shall be immediately following such election); or

(d) if a Shareholder Transfers its Registered Capital without the prior written consent of the other Shareholder, by the non-Transferring Shareholder by delivery of a Dissolution Notice to the Transferring Shareholder.

Section 12.2 Dissolution Procedures. If a Shareholder delivers a Dissolution Notice, then the Board shall cause Project Company to be dissolved and its assets sold and distributed in accordance with the following procedures (the “Dissolution Procedures”):

(a) Except as otherwise agreed by the Shareholders in writing, the liquidation of Project Company shall not commence before the earlier of the date on which each Shareholder confirms that such Shareholder has made reasonably comparable alternative commercial arrangements to replace the sale of its or its Affiliate’s product to, or offtake of HSBC from, Project Company, as applicable; provided, however, that except as otherwise provided herein, in no event will the liquidation commence before the first anniversary of the date of the Dissolution Notice or after the third anniversary of the date of the Dissolution Notice (the “Liquidation Commencement Date”). Notwithstanding the foregoing, Kraton Shareholder shall have the right to determine the Liquidation Commencement Date, which may be earlier than the first anniversary of the date of the applicable Dissolution Notice, in any liquidation of Project Company that is initiated by Kraton Shareholder following a breach of Section 9.1;

(b) Prior to the Liquidation Commencement Date, Project Company shall continue to own, operate and maintain the Plant in compliance with HSE Policy, all other Policies, and good industry practice, and shall comply with its contractual obligations under each of the Transaction Documents, including the production of HSBC for sale to Kraton Shareholder or its Affiliate under the Offtake Agreement;

(c) Project Company shall take reasonable steps to cause all Third Party agreements to which Project Company is a party to terminate effective as of a date that is on or before the Liquidation Commencement Date;

(d) Upon the Liquidation Commencement Date, each other Transaction Document shall be terminated; and

(e) As soon as reasonably practicable following the Liquidation Commencement Date, (i) the Plant shall be dismantled and the Equipment and other personalty comprising the Plant shall be marketed and sold to Third Parties for its Fair Market Value, (ii) an Affiliate of Kraton Shareholder will purchase any remaining HSBC in Project Company’s inventory for the Fair Market Value of such inventory and (iii) the net proceeds from the sale of the HSBC inventory, Equipment and other personalty comprising the Plant, as well as any other remaining assets of Project Company, shall be distributed in accordance with Section 3.1.

Section 12.3 Termination. This Agreement shall terminate upon completion of the liquidation of Project Company pursuant to Section 12.2(e); provided, however, that the following provisions of this Agreement shall remain in full force after termination hereof: Section 5.7, Section 9.1, Article XIII, Article XIV and Sections 1 (Agreement Interpretation), 4 (Notices), 6 (No Consequential or Special Damages) and 9 (Public Announcements), in each case of Appendix B, as well as any definitions in Appendix A necessary to understand the surviving provisions. Termination of this Agreement shall not alter the then-existing claims, if any, of a Shareholder for breaches of this Agreement occurring prior to the termination date and the obligations of the Shareholders with respect thereto shall survive termination.

Section 12.4 Notice of Retention. Where any Shareholder is required by any Applicable Law, regulation or Governmental Authority to retain any proprietary information (or copies of such information) of the other Shareholder or Project Company, it shall notify the other Shareholder in writing of such retention giving details of the information that it has been required to retain.

ARTICLE XIII

INDEMNIFICATION

Section 13.1 Indemnification. A Defaulting Shareholder shall indemnify Project Company and any non-defaulting Shareholder against any Losses suffered or incurred:

(a) as a direct result of any default by the Defaulting Shareholder in the performance of any of the obligations expressed to be performed by it under this Agreement or as the result of an occurrence of an Event of Default which has occurred in relation to such Defaulting Shareholder; or

(b) in connection with the enforcement, preservation or protection of any rights against the Defaulting Shareholder under this Agreement.

Section 13.2 Indemnification Procedures. All claims for indemnification under this Article XIII shall be asserted and resolved as set forth in Section 7 of Appendix B.

ARTICLE XIV

GENERAL PROVISIONS

Section 14.1 Miscellaneous Provisions. The provisions set forth in Appendix B shall apply to this Agreement.

Section 14.2 Governing Law. This Agreement and the rights and duties of the parties arising out of this Agreement shall be governed by, and construed in accordance with, the substantive laws of the Republic of China, without reference to the conflict of laws rules thereof that would direct the application of the laws of another jurisdiction.

Section 14.3 Dispute Resolution. The parties shall use their reasonable best efforts to resolve all disputes relating to this Agreement by good faith negotiations. If a party gives notice to the other party that a dispute has arisen, and the parties are unable within 20 Business Days of such notice to resolve the dispute, then it shall be referred to an officer or manager of each of Kraton Shareholder and FPCC Shareholder, in each case that is not on the Board and who has no decision-making authority with respect to Project Company. If such officers/managers are unable within 20 Business Days to resolve the dispute, then it shall be referred to an executive officer of each party or its Affiliate with decision-making authority who has not previously been involved in the dispute. If such individuals are unable within 20 Business Days to resolve the dispute, then either party may submit the dispute to mediation in accordance with the provisions of Appendix C. Any dispute not resolved through mediation in accordance with the provisions of Appendix C shall be finally resolved by arbitration in accordance with the provisions of Appendix C.

Section 14.4 Ethical Business Practices. The Shareholders shall comply, and shall cause Project Company to comply, with the provisions of Appendix D.

Section 14.5 Conflicting Provisions. The several parts of, and attachments to, this Agreement are intended to be interpreted as mutually explanatory of one another. In the case of any conflict or inconsistency between or among the body of this Agreement or Appendix A, on the one hand, and any other Appendix or Exhibit, on the other hand, the provisions of the body of this Agreement and Appendix A shall govern. In the case of any other conflict or inconsistency between or among the provisions of the body of this Agreement or any Appendix, the provision addressing the matter in more detail shall govern.

Section 14.6 Language. This Agreement shall be written in both the Chinese and the English languages. Both languages shall have equal authenticity; provided, however, in the event of conflict between the different versions, the English language version shall control.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

KRATON SHAREHOLDER:

KP INVESTMENT BV

By:	/s/ Kevin M. Fogarty
Kevin M. Fogarty
Authorized Representative

FPCC SHAREHOLDER:

FORMOSA PETROCHEMICAL CORPORATION

By:	/s/ Tsao Mihn
Tsao Mihn
President

PROJECT COMPANY:

For and on behalf of

(KRATON FORMOSA POLYMERS CORPORATION)

The Preparatory Office for , also known as Kraton Formosa Polymers Corporation

By:	/s/ Michael S. Wong
Michael S. Wong
Authorized Representative

By:	/s/ His-Tse Li
Hsi-Tse Li
Authorized Representative

[Signature Page to the Shareholder Agreement]

I hereby confirm that this Agreement has been ratified at a duly convened meeting or pursuant to a written consent of the Board of , also known as Kraton Formosa Polymers Corporation, as of April 1, 2013.

(KRATON FORMOSA POLYMERS CORPORATION)

By:	/s/ Michael S. Wong
Michael S. Wong
President

[Signature Page to the Shareholder Agreement]

APPENDIX A

Definitions

“Adjusted Capital Account Deficit” has the meaning set forth in Section 1 of Exhibit F.

“Adjustment” has the meaning set forth in Section 5(b) of Exhibit F.

“Affected Shareholder” has the meaning set forth in Section 11.7.

“Affiliate” of any Person means any other Person directly or indirectly controlling, directly or indirectly controlled by or under direct or indirect common control with such Person. As used in this definition, the term “control,” “controlling” or “controlled by” means the possession, directly or indirectly, of the power either to (a) vote 50% or more of the securities or interests having ordinary voting power for the election of directors (or other comparable controlling body) of such Person or (b) direct or cause the direction of the actions, management or policies of such Person, whether through the ownership of voting securities or interests, by contract or otherwise, excluding in each case, any lender of such Person or any Affiliate of such lender. Notwithstanding the foregoing, in no event shall Project Company be deemed to be an Affiliate of Kraton or any of its Affiliates or FPCC Shareholder or any of its Affiliates.

“Agreement” has the meaning set forth in the Preamble.

“Alternate” has the meaning set forth in Section 6.5.

“Allocation Year” has the meaning set forth in Section 1 of Exhibit F.

“Annual Budget” has the meaning set forth in Section 8.2(a).

“Applicable Law” means any constitution, law, statute, ordinance, order, injunction, rule, regulation or Authorization of any Governmental Authority (excluding any such legislative, judicial or administrative body or instrumentality acting in any capacity as a lender, guarantor or mortgagee) applicable to a party or its Affiliate or the subject matter of this Agreement.

“Arbitral Tribunal” has the meaning set forth in Section 4.1 of Appendix C.

“Authorizations” means licenses, certificates, permits, orders, approvals, determinations, variances, franchises and authorizations from Governmental Authorities.

“Basic Design Engineering Package Agreement” means the Basic Design Engineering Package Agreement, dated as of the date hereof, by and between Kraton Shareholder and Project Company, as the same may be amended, supplemented, modified, renewed or extended from time to time by agreement of the parties thereto.

“Board” has the meaning set forth in Section 5.2.

“Book Value” has the meaning set forth in Section 1 of Exhibit F.

“Business” has the meaning set forth in Section 1.4.

“Business Day” means a day of the year that is not a Saturday, Sunday or other day on which the banks are generally closed in the Republic of China.

“Business Plan” has the meaning set forth in Section 8.1(a).

“Capital Account” has the meaning set forth in Section 1 of Exhibit F.

“Capital Expenditure Budget” has the meaning set forth in Section 8.2(d).

“Capitalization Plan” means the initial capitalization plan of the parties as set forth in Exhibit G to this Agreement.

“Chairman” has the meaning set forth in Section 5.3.

“Claim Notice” has the meaning set forth in Section 7(b) of Appendix B.

“Code” means the U.S. Internal Revenue Code of 1986.

“Conflict” has the meaning set forth in Section 6.7(a).

“Construction Agreement” means the Construction Agreement for construction of the Plant to be entered into between Project Company and the Construction Contractor, as the same may be amended, supplemented, modified, renewed or revoked from time to time by agreement of the parties thereto.

“Construction Contractor” means the Third Party construction contractor retained by Project Company to construct the Plant.

“Country of Jurisdiction” has the meaning set forth in Section 4.14 of Appendix C.

“CTCI” means CTCI Corporation, a company based in Taipei, Taiwan.

“Deadlock” means any situation which has persisted for not less than six months in which (a) by virtue of a substantial disagreement amongst the Shareholders, whether at Board or Shareholder level or both, and which is manifested by an equality of votes at any meeting of the Board or (b) by virtue of an inability to form a quorum at any meeting or adjourned Board meeting, a matter which is material to Project Company or the Business cannot be resolved. The Deadlock shall be deemed to have arisen on the expiry of the six month period referred to above.

“Default Rate” means a per-annum rate of interest equal to the lesser of (a) LIBOR plus 1,000 or (b) the maximum rate of interest permitted to be charged by Applicable Law.

“Defaulting Shareholder” has the meaning set forth in Section 11.6(a).

“Depreciation” has the meaning set forth in Section 1 of Exhibit F.

“Directors” has the meaning set forth in Section 5.1.

“Directors Representatives” has the meaning set forth in Section 5.1.

“Dispute” has the meaning set forth in Section 2.1 of Appendix C.

“Dissolution Notice” has the meaning set forth in Section 9.4.

“Dissolution Procedures” has the meaning set forth in Section 12.2.

“Engineering Agreement” means the Engineering Agreement to be executed by Project Company and CTCI and, for the limited purpose set forth therein, Kraton Shareholder, with respect to the definitive engineering design of the Plant.

“Environmental Laws” means any and all federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other restrictions of any Governmental Authority of the Republic of China relating to the environment, or to handling, storage, emissions, discharges, releases or threatened emissions, discharges or releases of Hazardous Materials into the environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment or disposal of any Hazardous Materials.

“Environmental or Safety Matter” has the meaning set forth in Section 11.2.

“Engineering Letter Agreements” means (i) the Letter Agreement Regarding Engineering Services dated as of June 12, 2012, as amended, by and between Kraton Shareholder and CTCI, and for the limited purpose set forth therein, FPCC Shareholder, as amended, supplemented, modified, renewed or extended from time to time by agreement of the parties thereto, and (ii) the Preliminary Letter of Agreement Relating to Preliminary Engineering, dated as of September 23, 2011, by and between FPCC Shareholder and CTCI, and, for the limited purpose set forth therein, Kraton Shareholder, as amended, supplemented, modified, renewed or extended from time to time by agreement of the parties thereto.

“Equipment” means all of the equipment, machinery, motors, turbines, fabricated items and facilities required to operate the Plant.

“Event of Default” has the meaning set forth in Section 11.5.

“Execution Date” has the meaning set forth in the Preamble.

“Expert” has the meaning set forth in Section 5.1 of Appendix C.

“Expert Matters” has the meaning set forth in Section 5.2 of Appendix C.

“Fair Market Value” of any property, means, as of any date, the fair market value of such property, as determined in good faith by the Board, or if the Board is unable to agree on the fair market value of such property, as reflected in an appraisal conducted by an internationally recognized independent valuation consultant or appraiser of international standing reasonably satisfactory to the parties.

“FIA” has the meaning set forth in Section 2.3.

“First Party” has the meaning set forth in Section 4.11(b) of Appendix C.

“Fiscal Year” means, except for the limited purpose set forth in Section 1 of Exhibit F, the calendar year January 1 through December 31.

“Force Majeure” means any occurrence, whether of the kind herein enumerated or otherwise, that is not within the reasonable control of the Person claiming the right to delay performance on account of such occurrence including, to the extent that the foregoing standard is met, acts of God, acts of the public enemy, acts of a Governmental Authority, insurrections, wars or war-like action (whether actual and pending or expected), arrests or other restraints of government (civil or military), blockades, embargoes, strikes, lock-outs, labor unrest or disputes, unavailability of labor or materials, epidemics, landslides, lightning, earthquakes, fires, hurricanes, storms, floods, wash-outs, explosions, civil disturbance or disobedience, riot, sabotage, terrorism, threats of sabotage or terrorism.

“Formation Date” has the meaning set forth in Section 1.1(c).

“Formation Expenses” has the meaning set forth in Section 2.8.

“FPCC Directors Representative” means any representative appointed to the Board by FPCC Shareholder in its capacity as a Director of Project Company.

“FPCC Non-Compete Entities” has the meaning set forth in Section 9.1.

“FPCC Shareholder” has the meaning set forth in the Preamble.

“Framework Agreement” means the Framework Agreement, dated July 13, 2011, by and between Kraton and FPCC Shareholder, whereby Kraton and FPCC Shareholder agreed to form and jointly own Project Company, as amended.

“Funding Shareholder” has the meaning set forth in Section 2.4(a).

“Governmental Authority” means any foreign, federal, state or local governmental entity, authority or agency, court, tribunal, regulatory commission or other body, whether legislative, judicial or executive (or a combination or permutation thereof) having jurisdiction as to the matter in question.

“Government Official” means and includes (i) any officer or employee of a federal, regional or municipal government or any department, agency or instrumentality thereof; (ii) any officer or employee of a state-owned entity; (iii) any Person acting in an official capacity for or on behalf of a government, any department, agency of instrumentality thereof, or any state-owned entity; (iv) any officer or employee of a public international organization; (v) any candidate for a political office; or (vi) any political party or official thereof.

“Ground Lease” means the Ground Lease dated as of the date hereof, by and between FPCC Shareholder and Project Company, as amended, supplemented, modified, renewed or extended from time to time by agreement of the parties thereto.

“Hazardous Materials” means (a) any substance, emission or material, including asbestos, now or hereafter defined as, listed as or specified in the laws of the Republic of China as a “regulated substance,” “hazardous substance,” “toxic substance,” “pesticide,” “hazardous waste,” “hazardous material” or any similar or like classification or categorization under any Environmental Law including by reason of ignitability, corrosivity, reactivity, carcinogenicity or reproductive or other toxicity of any kind, (b) any products or substances containing petroleum, asbestos or polychlorinated biphenyls or (c) any substance, emission or material determined to be hazardous or harmful; provided that Hazardous Materials shall exclude the feedstocks used to produce HSBC, including butadiene and hydrogen, as well as HSBC or any other product produced by the Plant.

“HSBC” means hydrogenated styrenic block copolymers and related products of the type SEBS and SEPS.

“HSE Policy” means the health, safety and environmental policy of Project Company included in Exhibit E to this Agreement.

“ICC” has the meaning set forth in Section 3.5 of Appendix C.

“ICC Centre” has the meaning set forth in Section 5.3(e) of Appendix C.

“ICC Rules” has the meaning set forth in Section 3.5 of Appendix C.

“IFRS” means the International Financial Reporting Standards of the International Accounting Standards Board as adopted by the Republic of China as in effect from time to time and applied by Project Company.

“Indemnified Party” has the meaning set forth in Section 7 of Appendix B.

“Indemnifying Party” has the meaning set forth in Section 7 of Appendix B.

“Independent Auditor” has the meaning set forth in Section 4.2.

“Intellectual Property” means all (a) patents, patent applications and statutory invention registrations, (b) copyrights, including registrations and applications for registration, (c) trade secrets, know-how and confidential or proprietary information and (d) all other similar intellectual property rights of any kind throughout the world.

“International Anti-Bribery Convention” has the meaning set forth in Section 2.1 of Appendix D.

“IRS” means United States Internal Revenue Service.

“Kraton” has the meaning set forth in Recital A.

“Kraton Directors Representative” means any representative appointed to the Board of Project Company by KP Investment in its capacity as a Director of Project Company.

“Kraton Shareholder” has the meaning set forth in the Preamble.

“Liabilities” means any and all liabilities, obligations and commitments of any nature whatsoever, whether based on common law or statute or arising under written contract or otherwise, known or unknown, fixed or contingent, real or potential, tangible or intangible, now existing or hereinafter arising.

“LIBOR” means the London Inter-Bank Offering Rate for a month as indicated in the Telerate page 3750 at 11:00 a.m. (London time) on the first day of the applicable period or, if commercial banks are not open for international operations in London on such day, the rate on the next day on which banks in London are open for international operations; provided that LIBOR shall be adjusted on the 31st day of each applicable period to the then-current rate as provided above.

“Lien” means any mortgage, lien, pledge, charge or security interest, any lien for taxes or assessments, builder, mechanic, warehouseman, materialman, contractor, workman, repairman or carrier lien or other similar liens.

“Liquidation Commencement Date” has the meaning set forth in Section 12.2(a).

“Losses” means all suits, actions, Liabilities, legal proceedings, claims, demands, losses, costs and expenses of whatsoever kind or character, including reasonable attorneys’ fees and expenses.

“Mailiao Industrial Park” means the Formosa Plastics Group Industrial Zone located in Mailiao, Yun Lin County, Republic of China.

“Maintenance Agreement” means the Maintenance Agreement, dated as of the date hereof, by and between Project Company and FPCC Shareholder, as the same may be amended, supplemented, modified, renewed or extended from time to time by agreement of the parties.

“Managers” has the meaning set forth in Section 7.2(b).

“Mandatory Expenses” means the following costs and expenses of Project Company: (a) Taxes, insurance and utilities; (b) costs and expenses incurred in order to comply with Applicable Laws, ordinances, rules and regulations of Governmental and quasi-Governmental Authorities having jurisdiction over the Plant or Project Company; (c) costs and expenses incurred to satisfy obligations under existing contracts (including obligations under the Transaction Documents and with respect to any debt financing); and (d) costs and expenses to address emergencies involving an immediate danger to persons or property or required to avoid suspension of necessary services to Project Company.

“MOBA” means the Manual of Business Authorities of Project Company.

“Monthly Business Report” has the meaning set forth in Section 8.3(a).

“Multi-Party Arbitration” has the meaning set forth in Section 7.1 of Appendix C.

“Net Income” has the meaning set forth in Section 1 of Exhibit F.

“Net Loss” has the meaning set forth in Section 1 of Exhibit F.

“Non-Conflicted Shareholder” has the meaning set forth in Section 6.7(b).

“Non-Funding Shareholder” has the meaning set forth in Section 2.4(a).

“Notice” has the meaning set forth in Section 4 of Appendix B.

“Notice of Dispute” has the meaning set forth in Section 2.2 of Appendix C.

“OFAC” has the meaning set forth in Section 3.5 of Appendix D.

“Offtake Agreement” means the Offtake Agreement, dated as of the date hereof, by and between Project Company and Kraton Shareholder on behalf of it and its Affiliates, as the same may be amended, supplemented, modified, renewed or extended from time to time by agreement of the parties thereto.

“Operating Budget” has the meaning set forth in Section 8.2(c).

“Organizational Documents” means, with respect to any Person at any time, such Person’s certificate or articles of incorporation, by-laws, memorandum and articles of association, certificate of formation of limited liability company, limited liability company agreement and other similar organizational or constituent documents, as applicable, in effect at such time.

“Other Dispute” has the meaning set forth in Section 7.1 of Appendix C.

“Partner” has the meaning set forth in Section 1 of Exhibit F.

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Section 1 of Exhibit F.

“Partnership Interest” has the meaning set forth in Section 1 of Exhibit F.

“Partnership Minimum Gain” has the meaning set forth in Section 1 of Exhibit F.

“party” and “parties” means the signatories to this Agreement.

“Person” means any individual, firm, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, Governmental Authority or any other form of entity or organization.

“Phase II expansion” has the meaning set forth in Section 9.2.

“Plant” means the facility owned by Project Company that will be situated on the Plant Site for the production of HSBC and related products.

“Plant Site” means the portion of the Mailiao Industrial Park, described in the Ground Lease and on which the Plant will be located.

“Pledge” means to mortgage, pledge, encumber or create or suffer to exist any Lien.

“Policies” means the Code of Ethics and Business Conduct Policy attached as Exhibit E-1, the HSE Policy attached as Exhibit E-2, the MOBA attached as Exhibit E-3 and each other policy adopted by the Board from time to time for Project Company.

“Pre-Arbitral Referee Procedure” has the meaning set forth in Section 4.3 of Appendix C.

“Pre-establishment Period” has the meaning set forth in Section 11 of Exhibit F.

“Preparatory Office” has the meaning set forth in Section 1.1(a).

“Preparatory Office Bank Account” has the meaning set forth in Section 1.1(a).

“Prohibited Person” has the meaning set forth in Section 3.5 of Appendix D.

“Project Company” has the meaning set forth in the Preamble.

“Project Company Indemnified Persons” shall mean Project Company, the shareholders of Project Company, its respective successors, assigns, employees, agents, shareholders, members, partners, other owners thereof, officers, directors and Affiliates, and anyone else acting on behalf of Project Company.

“reasonable best efforts” means best efforts consistent with reasonable commercial practice and without payment or incurrence of unreasonable expense or the requirement to engage in litigation.

“Reevaluation Event” has the meaning set forth in Section 1 of Exhibit F.

“Registered Capital” means the registered capital of Project Company, as it may be increased from time to time.

“Regulatory Allocations” has the meaning set forth in Section 5(a) of Exhibit F.

“Second Party” has the meaning set forth in Section 4.11(b) of Appendix C.

“Secondee” means any Person seconded to Project Company by Kraton Shareholder or FPCC Shareholder in accordance with the Secondment Agreement.

“Secondment Agreement” means the Secondment Agreement, dated as of the date hereof, 2012, by and between Project Company, FPCC Shareholder and Kraton Shareholder, as amended, supplemented, modified, renewed or extended from time to time by agreement of the parties.

“Senior Representative” shall mean, with respect to FPCC Shareholder, a manager of FPCC Shareholder and, with respect to Kraton Shareholder, an officer of a parent entity of Kraton Shareholder, in each case who is not a Directors Representative or who has decision-making authority with respect to Project Company.

“Shareholder Financing Loan” has the meaning set forth in Section 2.5(b).

“Shareholder Funding Default Loan” has the meaning set forth in Section 2.4(a).

“Shareholder Registered Capital Loan” has the meaning set forth in Section 2.5(a).

“Shareholders” has the meaning set forth in the Preamble.

“Subsidiary” of any Person means an Affiliate of such Person, all of the equity interests of which are owned, directly or indirectly, by such Person.

“Tax Matters Partner” has the meaning set forth in Section 9 of Exhibit F.

“Tax Partnership” has the meaning set forth in Section 11 of Exhibit F.

“Taxes” means all taxes or similar charges, fees, levies or other assessments imposed by any Governmental Authority, including income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, severance and stamp taxes (including any interest, fines, penalties or additions attributable to, or imposed on or with respect to, any such taxes, charges, fees, levies or other assessments).

“Technology License” means the Technology License Agreement, dated as of the date hereof, by and between Kraton Shareholder and Project Company, as the same may be amended, supplemented, modified, renewed or extended from time to time by agreement of the parties thereto.

“Third Party” means any Person other than Kraton Shareholder, Project Company or FPCC Shareholder or an Affiliate of any of them.

“Third Party Claim” has the meaning set forth in Section 7(b) of Appendix B.

“Third Party Loans” has the meaning set forth in Section 2.1.

“Transaction Documents” means each agreement executed and delivered in connection with the transactions contemplated by this Agreement, including the agreements listed in Appendix A-1 to this Agreement.

“Transfer” means to sell, assign or otherwise in any manner dispose of, whether by act, deed, merger, consolidation, amalgamation, conversion or otherwise.

“Treasury Regulations” has the meaning set forth in Section 1 of Exhibit F.

“United States” or “U.S.” means the United States of America.

“USBC” means unsaturated styrenic block copolymers and related products of the type SBS, SIBS and SIS, but excluding those USBCs with styrene content above 60% in weight.

“USBC Proposing Party” has the meaning set forth in Section 9.3.

“U.S. Anti-Bribery Laws” has the meaning set forth in Section 2.1 of Appendix D.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time and applied by Kraton or Project Company, as the context so requires.

“U.S. Tax Advances” has the meaning set forth in Section 7 of Exhibit F.

“Wholly Owned Affiliate” means, as to any Person, an Affiliate of such Person, all of the equity interests of which are owned, directly or indirectly, by another Wholly Owned Affiliate of such Person or by the ultimate parent entity thereof.

APPENDIX A-1

Transaction Documents

1.	Confidential Disclosure Agreement, dated as of the date hereof, by and among Project Company, Kraton Shareholder and FPCC Shareholder

2.	Shareholder Agreement, dated as of the date hereof, by and between Kraton Shareholder and FPCC Shareholder

3.	Project Support Services Agreement, dated as of the date hereof, by and among Project Company, FPCC Shareholder and Kraton Shareholder

4.	Maintenance Agreement, dated as of the date hereof, by and between FPCC Shareholder and Project Company

5.	FPCC Services Agreement, dated as of the date hereof, by and between FPCC Shareholder and Project Company

6.	Process and Product Technology License Agreement, dated as of the date hereof, by and between Kraton Shareholder and Project Company

7.	Basic Design Engineering Package Agreement, dated as of the date hereof, by and between Kraton Shareholder and Project Company

8.	Private Label Trademark License Agreement, dated as of the date hereof, by and between Kraton Shareholder and Project Company

9.	Technical Services Agreement, dated as of the date hereof, by and between Kraton Shareholder and Project Company

10.	Offtake Agreement, dated as of the date hereof, by and between Kraton Shareholder and Project Company

11.	Butadiene Feedstock Supply Agreement, dated as of the date hereof, by and between FPCC Shareholder and Project Company

12.	Hydrogen Supply Agreement, dated as of the date hereof, by and between FPCC Shareholder and Project Company

13.	Isoprene Supply Agreement, dated as of the date hereof, by and between FPCC Shareholder and Project Company

14.	Ground Lease, dated as of the date hereof, by and between FPCC Shareholder and Project Company

15.	Sublease of the Office Lease, dated as of the date hereof, between Kraton Shareholder and Project Company

A-1-1

16.	Secondment Agreement, dated as of the date hereof, by and among Kraton Shareholder, FPCC Shareholder and Project Company

17.	Performance Guaranty Agreement, dated as of the date hereof, by and between Kraton Shareholder and Project Company

18.	Guaranty Agreement, dated as of the date hereof, by and among Kraton Polymers LLC, Project Company and FPCC Shareholder

A-1-2

APPENDIX B

General Provisions

Section 1. Agreement Interpretation. In construing this Agreement: (a) no consideration shall be given to the captions of the articles, sections, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid to construction and shall not be interpreted to limit or otherwise affect the provisions of this Agreement or the rights and other legal relations of the parties hereto; (b) no consideration shall be given to the fact or presumption that either party had a greater or lesser hand in drafting this Agreement; (c) examples shall not be construed to limit, expressly or by implication, the matter they illustrate; (d) the word “includes” and its syntactic variants mean, unless otherwise specified, “includes, but is not limited to” and corresponding syntactic variant expressions; (e) words such as “herein,” “hereby,” “hereafter,” “hereof,” “hereto” and “hereunder” refer to this Agreement as a whole and not to any particular article, section or provision of this Agreement; (f) whenever the context requires, the plural shall be deemed to include the singular, and vice versa; (g) each gender shall be deemed to include the other gender, when such construction is appropriate; (h) all of the Appendices, Exhibits and Schedules referred to in this Agreement are part of this Agreement and each Appendix, Exhibit and Schedule is hereby incorporated into the body of the Agreement as if set forth in full therein; (i) references to a Person are also to its permitted successors and permitted assigns; (j) all references in this Agreement to Appendices, Exhibits, Schedules, Articles and Sections refer to the corresponding Appendices, Exhibits, Schedules, Articles and Sections of this Agreement unless expressly provided otherwise; (k) unless expressly stated otherwise, the word “or” is not exclusive; (l) all references to “US$” or “Dollars” means United States Dollars, and all references to “NT$” means New Taiwan Dollars; and (m) unless otherwise expressly provided herein, any agreement, instrument or Applicable Law defined or referred to herein means such agreement, instrument or Applicable Law as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Applicable Laws) by succession of comparable successor Applicable Laws and reference to all attachments thereto and instruments incorporated therein.

Section 2. Negotiation and Preparation Costs. Each party shall bear the costs and expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and other documents referred to herein.

Section 3. Representations and Warranties. Each party hereby represents and warrants that each of the following statements is true, accurate and not misleading as of the date of execution and the date of ratification of this Agreement:

(a) Organization and Authority. It has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with all necessary power and authority to enter into, deliver and perform all its obligations under this Agreement.

(b) Due Authorization; Enforceability. This Agreement has been duly authorized and constitutes the legal, valid, and binding obligations of it, enforceable against it in accordance with its terms. It has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

Appendix B-1

(c) No Conflict. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time) (1) contravene, conflict with, or result in a violation of (i) any provision of its Organizational Documents or (ii) any resolutions adopted by its board of directors or its stockholders or (2) contravene, conflict with, or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Applicable Law or any order to which it or its Affiliates may be subject.

(d) Consents and Notices. It is not required to give any notice to or obtain any approval, consent, ratification, waiver or other authorization of any Person (including any Authorization) in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement.

Section 4. Notices. Wherever provision is made for the giving or issuance of any notice, instruction, consent, approval, certificate or determination by any Person (each, a “Notice”), unless otherwise specified, such communication shall be in writing and shall not be unreasonably withheld or delayed. All Notices shall be given to a party at the physical address or facsimile number specified on Schedule 1 to this Agreement or as such party shall at any time otherwise specify by like notice to each other party to this Agreement. Each such Notice shall be effective (a) if given by facsimile, at the time such appropriate confirmation of receipt is received by the sender (or, if such time is not during regular business hours of a Business Day, at the beginning of the next such Business Day), and (b) if given by mail or courier, upon receipt or refusal of service at the address specified for each party on Schedule 1 to this Agreement.

Section 5. Specific Performance. The parties acknowledge and agree that in the event of an actual or threatened breach of the covenants and agreements of the parties set forth in this Agreement, or due to the length of time required to resolve a dispute pursuant to the dispute resolution procedures applicable to this Agreement, monetary damages may be inadequate to fully remedy the actual or threatened injury. Therefore, without limiting any other remedy available under equity, at law, under this Agreement or pursuant to the dispute resolution procedures applicable to this Agreement, all parties expressly agree that an injunction, restraining order, specific performance and other forms of equitable relief shall be available to the non-breaching party, and the breaching party shall not claim as a defense thereto that there is an adequate remedy at law or through the dispute resolution process. The party seeking an injunction, retraining order, specific performance or other equitable relief shall not be required to post a bond unless required by Applicable Law.

Section 6. No Consequential or Special Damages. Except as otherwise expressly provided in this Agreement, no party nor any of its Affiliates shall be liable under this Agreement or under any other document entered into or otherwise for lost profits or exemplary, special, punitive, indirect, remote, speculative or consequential damages (including lost profits, opportunity costs or damages based upon multiples of earnings or other financial or operational measures), whether in tort (including negligence or gross negligence), strict liability, by contract or statute, and whether foreseeable or unforeseeable.

Appendix B-2

Section 7. Indemnification Procedures. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a) For purposes of this Section 7, the term “Indemnifying Party” when used in connection with particular Losses shall mean the party or parties having an obligation to indemnify another party or parties with respect to such Losses pursuant to this Section 7, and the term “Indemnified Party” when used in connection with particular Losses shall mean the party or parties having the right to be indemnified with respect to such Losses by another party or parties pursuant to this Agreement.

(b) To make a claim for indemnification hereunder, an Indemnified Party shall notify the Indemnifying Party of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall include reasonable details regarding the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 7 (b) shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise prejudices the Indemnifying Party’s ability to defend against the Third Party Claim.

(c) In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that is reasonably necessary to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party; provided that if an Indemnified Party takes any such action that is materially prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party shall be relieved of its obligations hereunder with respect to such Third Party Claim to the extent the Indemnifying Party was so prejudiced and harmed.

(d) If the Indemnifying Party admits its liability, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof subject to the remainder of this Section 7 (d). If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 7 (d), and shall bear its own costs with respect thereto. Notwithstanding the foregoing, without the express written consent of the Indemnified Party, the Indemnifying Party may not agree to any compromise or settlement which would require any action other than the payment of money that shall be fully paid by the Indemnifying Party.

Appendix B-3

(e) If the Indemnifying Party does not admit its liability or admits its liability but fails to diligently prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to diligently defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party (if the Indemnifying Party is entitled to indemnification hereunder), with counsel of the Indemnified Party’s choosing; provided that the Indemnified Party shall not settle a Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Section 7 and if such dispute is resolved (by agreement or through the dispute resolution procedures in this Agreement) in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 7 (e) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation.

(f) In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have 60 days from its receipt of the Claim Notice to (i) cure the Losses that are the subject of such Claim Notice to the reasonable satisfaction of the Indemnified Party, (ii) admit its liability for such Loss or (iii) dispute the claim for such Losses.

(g) The amount of any Losses for which an Indemnified Party is entitled to indemnification under this Agreement shall be reduced by any corresponding net tax benefit or insurance proceeds realized by such Indemnified Party or its Affiliates from Third Party insurers with respect to such Losses (net of any collection costs, and excluding the proceeds of any insurance policy underwritten by the Indemnified Party or its Affiliates). Each Indemnified Party agrees that it shall pursue in good faith all claims under any applicable insurance policies and against other Persons (including its Affiliates) that may be responsible for any Losses. The Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use commercially reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to use commercially reasonable efforts to minimize the amount thereof.

Section 8. Complete Agreement; Disclaimer. This Agreement together with each other Transaction Document to which the parties are signatory, taken together, constitute the entire agreement of the parties relating to the subject matter of this Agreement and supersede all prior contracts, agreements or understandings with respect to the subject matter hereof and thereof, both oral or written. EACH PARTY AGREES THAT (A) THE OTHER PARTY (AND THEIR AGENTS AND REPRESENTATIVES) HAS NOT MADE ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT TO OR WITH SUCH PARTY RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF OTHER THAN AS REDUCED IN WRITING IN THIS AGREEMENT OR IN ANOTHER EXECUTED AND DELIVERED TRANSACTION DOCUMENT, AND (B) SUCH PARTY

Appendix B-4

HAS NOT RELIED UPON ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT TO OR WITH THE OTHER PARTY RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF, OTHER THAN THOSE REDUCED IN WRITING IN THIS AGREEMENT OR IN ANOTHER EXECUTED AND DELIVERED TRANSACTION DOCUMENT.

Section 9. Public Announcements. No party shall, except as required by Applicable Law or the rules of any recognized national stock exchange, cause any public announcement to be made regarding this Agreement. In the event that a party shall be required to cause such a public announcement to be made pursuant to any Applicable Law or the rules of any recognized national stock exchange, it shall use commercially reasonable efforts to provide the other party at least two Business Day’s prior written notice of such announcement.

Section 10. Time is of the Essence; Performance Extended to Next Business Day. Time is of the essence in each and every provision of this Agreement. Notwithstanding any deadline for payment, performance, notice or election under this Agreement, if such deadline falls on a date that is not a Business Day, then the deadline for such payment, performance, notice or election will be extended to the next succeeding Business Day.

Section 11. Assignment. This Agreement shall bind and enure to the benefit of the parties, their respective successors and permitted assigns. Except as expressly otherwise provided in this Agreement, no party may assign or transfer its interest and/or obligations herein without the prior written consent of the other party, which may be withheld in such party’s sole discretion.

Section 12. Amendment. This Agreement may not be amended, modified or altered except by an instrument in writing signed on behalf of each party.

Section 13. Severability. In the event that any provision of this Agreement is held to be unenforceable or invalid by any court of competent jurisdiction, the parties shall negotiate an equitable adjustment to the provisions of this Agreement with a view to effecting, to the extent possible, the original purpose and intent of this Agreement, and the validity and enforceability of the remaining provisions shall not be affected thereby.

Section 14. Waiver; Cumulative Rights and Remedies. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the party waiving compliance. The failure of a party at any time to strictly enforce any provision of this Agreement shall in no way affect its right thereafter to require performance thereof, nor shall the waiver of any breach of any provision of this Agreement be taken or held to be a waiver of any succeeding breach of any such provision or as a waiver of the provision itself. Unless otherwise specified herein, the rights and remedies provided in this Agreement are cumulative and the exercise of any one right or remedy by any party shall not preclude or waive its right to exercise any or all other rights or remedies.

Section 15. Interest Calculation. Except as otherwise expressly provided in this Agreement, interest shall accrue on any unpaid and outstanding amount from the time such amount is due and payable through the date upon which such amount, together with accrued interest thereon, is paid in full. Interest shall accrue at a per annum rate equal to the Default Rate, compounded quarterly.

Appendix B-5

Section 16. Further Assurances. From time to time, each party agrees to promptly execute and deliver such additional documents, and will provide such additional information and assistance, as any party may reasonably require to effect the terms of this Agreement and to accomplish the Project.

Section 17. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement to which no party shall be bound until all parties have executed a counterpart. Signatures transmitted by facsimile or as emailed PDF copies shall be binding as originals so long as the Agreement is transmitted in its entirety, and each party hereby waives any defenses to the enforcement of the terms of this Agreement sent by facsimile or emailed PDF based upon the manner of transmission or form of signature (electronic, facsimile or “ink original”).

Appendix B-6

APPENDIX C

Dispute Resolution Procedures

Section 1. [Reserved]

Section 2. Generally; Notice of Dispute and Response.

2.1 The parties shall resolve all disputes, controversies and claims arising out of, relating to or in connection with this Agreement or the operations carried out under this Agreement, including the construction, existence, validity, enforceability, enforcement, breach and termination of this Agreement (a “Dispute”), exclusively in accordance with this Appendix C.

2.2 Either party may notify the other party in writing of any Dispute (a “Notice of Dispute”). Such Notice of Dispute shall (a) specify the nature of such Dispute, (b) include a statement of such party’s position with regard to such Dispute and (c) identify whether such Dispute is an Expert Matter.

Section 3. Settlement of Disputes by Negotiation.

3.1 Within five Business Days after the receipt by a party of a Notice of Dispute, the parties shall schedule a meeting to be held at a place as the parties may mutually agree. Such meeting shall be held within 10 Business Days after the receipt by a party of a Notice of Dispute, and may be held by video conference or telephone conference. The meeting shall be attended by senior management level personnel of each of the parties who have not previously been directly engaged in asserting or responding to such Dispute. Such persons shall attempt in good faith and a commercially reasonable manner to negotiate a resolution of such Dispute, which negotiations may entail the involvement of, and meetings attended by, additional senior management level personnel senior to such persons.

3.2 If such senior management level personnel shall not have negotiated a resolution to such Dispute within 60 days after such Notice of Dispute was delivered, then the Chief Executive Officer, or a senior executive officer designated by the Chief Executive Officer (or equivalent) with full decision-making authority with respect to such Dispute and the dispute resolution process, of each ultimate parent company of each of the parties shall meet at a mutually agreed location, and such Persons shall attempt in good faith and a commercially reasonable manner to negotiate a resolution of such Dispute before these procedures may be deemed to have been exhausted.

3.3 If such Dispute is resolved pursuant to Section 3.1 or 3.2 of this Appendix C, one or more parties shall be directed (in as comprehensive detail as reasonably practicable) to take the actions necessary to carry out such resolution. Each party shall have a commercially reasonable time in which to take such actions.

3.4 All negotiations pursuant to Sections 3.1 through 3.3 of this Appendix C, including any Notice of Dispute, shall be confidential and shall be treated as compromise and settlement negotiations, and no oral or documentary representations made by either party during such negotiations shall be admissible for any purpose in any subsequent proceedings.

Appendix C-1

3.5 If any Dispute is not resolved following negotiation pursuant to Sections 3.1 through 3.3 of this Appendix C, the parties shall submit the matter to settlement proceedings under the ADR Rules of the International Chamber of Commerce (the “ICC”) in force as from 1 July 2001 (the “ICC Rules”) or, if such ICC Rules are no longer in force, such rules of the ICC that replaced the ICC Rules, or if no such rules exist, as agreed by the parties.

Section 4. Resolution of Disputes by Arbitration.

4.1 ICC Rules Apply. Except in the case of an Expert Matter or as provided in Section 4.2 of this Appendix C, if any Dispute has not been settled pursuant to Section 3 of this Appendix C within 60 days following the filing by a party of a Request for ADR under the ICC Rules (or within such other period as the parties may agree in writing), such Dispute shall be finally settled under the ICC Rules by three arbitrators appointed in accordance with the ICC Rules (an “Arbitral Tribunal”), which arbitration shall be administered by the ICC. Each arbitrator shall be fluent in the English language. To the extent that the ICC Rules are in conflict with any provision of this Section 4, the provisions of this Section 4 shall prevail.

4.2 Disputes Before Sole Arbitrator. A Dispute shall be referred to a sole arbitrator if (a) the amount in dispute (representing the aggregate of the claim, counterclaim and any set-off defense) does not exceed US$5,000,000, (b) the parties so agree or (c) it is a case of exceptional urgency. In such case, the award shall be made within six months after the date on which the sole arbitrator is appointed; provided that such time limit may be extended if (i) the parties agree or (ii) the sole arbitrator or the International Court of Arbitration of the ICC determine that the interest of justice so requires. The sole arbitrator shall use his best efforts to issue the award within such time period. Failure to adhere to such time limit shall not be a basis for challenging the award.

4.3 Pre-Arbitral Referee Procedure. Each party shall have the right to have recourse to, and shall be bound by, the pre-arbitral referee procedure of the ICC in accordance with its 1990 Rules for a Pre-Arbitral Referee Procedure (the “Pre-Arbitral Referee Procedure”).

4.4 Place of Arbitration. The place of arbitration shall be Singapore or at such other place as the parties shall mutually agree in writing.

4.5 Language. The arbitration proceedings shall be conducted in the English language (provided that any person participating in the arbitration may speak through a translator) and all written submissions, awards and the reasons supporting them shall be in English. Any materials submitted in a language other than English shall be accompanied by a certified English translation.

4.6 Performance Not Suspended. Subject to any provision of this Agreement to the contrary and any provisional order to the contrary, each party shall continue to perform its obligations under this Agreement during the continuation of the resolution of any Dispute pursuant to this Section 4.

Appendix C-2

4.7 Costs of Arbitration. Each party shall, in the first instance, bear its own costs and fees of, and occasioned by, the arbitration (including attorneys’ fees) and shall share the advance on costs and fees in such proportion as shall be provisionally determined by the ICC. Thereafter, the parties’ costs and the costs of the arbitration (including attorneys’ fees and other arbitration costs of a party) shall be borne in the manner determined by the relevant Arbitral Tribunal. In the absence of any such determination by such Arbitral Tribunal, the situation as in the first instance shall continue.

4.8 Waiver. Resolution of a Dispute by arbitration is final, and each party hereby waives any right of appeal to any court or tribunal of competent jurisdiction to the fullest extent permitted by the Applicable Law; provided that all parties retain whatever rights they may have to challenge the enforcement of any decision or award under the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958), the applicable articles of the ROC Code of Civil Procedure and arbitration law of the Republic of China.

4.9 Authority of Arbitral Tribunals. Each Arbitral Tribunal shall have full authority to award any remedy or relief proposed by any party, including damages, set-offs and equitable relief, such as a declaratory judgment, specific performance of any obligation created under this Agreement, the issuance of an injunction, requiring the furnishing of security or guarantees and requiring the preservation of any thing or right under the control of a party, and awarding damages for the failure of any party to respect an Arbitral Tribunal’s orders to that effect; provided that each Arbitral Tribunal is prohibited from awarding punitive or exemplary damages.

4.10 The Award. The award shall be in writing and shall state the reasons supporting the award. The arbitrators shall make the award and any other decisions or rulings strictly according to the Applicable Law and not ex aequo et bono or as amiable compositeur, and shall not decide such Dispute by reference to any other doctrine or practice that would permit them to avoid this Agreement or the Applicable Law of this Appendix C.

4.11 Monetary Awards.

(a) Any monetary award shall be made in Dollars and shall be payable free of any Tax, withholding, deduction or offset. If a party is required to withhold or otherwise account for any such Tax, withholding, deduction or offset, such party shall:

(i) pay and bear such Tax, withholding, deduction or offset; and

(ii) ensure that the other party receives an amount equal to the amount of such award without deduction for any such Tax, withholding, deduction or offset.

(b) If a party (the “First Party”) makes a Tax deduction in respect of a monetary award payment to the other party (the “Second Party”) and a corresponding Tax payment to any taxing authority or Governmental Authority and the Second Party has obtained a refund of such Tax payment, or used such Tax payment as a credit against its Tax liabilities, then the Second Party shall reimburse the First Party the amount of such Tax payment as will leave the Second Party (after such reimbursement) in no better or worse position than it would have been in had no Tax payment been required.

Appendix C-3

(c) An Arbitral Tribunal shall include pre-award and post-award interest (including compound interest) at commercial rates from the date of any breach until the date such award is paid in full, including interest due. Any costs, expenses and fees incident to enforcing any award (including attorney’s fees) shall, to the maximum extent permitted by the Applicable Law, be charged against the party against whom such enforcement is sought.

4.12 Privileges. Legal professional privilege, including privileges protecting attorney-client communications and attorney work product of each party from compelled disclosure or use in evidence, as recognized by the law governing each party’s relationship with its counsel, shall apply to and be binding in any arbitration proceeding conducted under this Section 4.

4.13 Confidentiality. Each party shall ensure that it and its shareholders and Affiliates and their respective Affiliates, officers, directors, employees, counsel, consultants and expert witnesses of any thereof and the Arbitral Tribunal, shall maintain as confidential the fact of any proceedings described in this Appendix C, including arbitration proceedings, the arbitral award, the Pre-Arbitral Referee Procedure, any settlement agreement or order, filings or submissions exchanged or produced during any such proceedings and briefs or other documents prepared in connection with such proceedings, except:

(i) to the extent necessary to enforce this Section 4 or any arbitral award;

(ii) to enforce other rights of the parties hereunder;

(iii) pursuant to an order of or a subpoena issued by a court of competent jurisdiction;

(iv) as required by Applicable Law;

(v) as required by the rules of any stock exchange on which the shares of any party or any shareholder or Affiliate thereof (or any Affiliate of any of the foregoing) are listed or are in the process of being listed; or

(vi) pursuant to an order in connection with the Pre-Arbitral Referee Procedures with proper notice to the parties and other relevant Persons and tribunals.

4.14 Submission to Jurisdiction; Interim and Other Relief. Each party hereby submits to the exclusive jurisdiction of the English (the “Country of Jurisdiction”) courts in any action, suit or proceeding with respect to the enforcement of the agreement to arbitrate in this Section 4 and the non-exclusive jurisdiction of such courts with respect to the enforcement of any award thereunder. On or prior to the execution and delivery of this Appendix C, each party shall have (a) appointed an agent to accept, on its behalf, service of process in the Country of Jurisdiction and (b) received evidence of such agent’s acceptance of such appointment for the term of this Agreement. Each party agrees not to plead or claim in any Country of Jurisdiction

Appendix C-4

court that any such action or proceeding has been brought in an inconvenient forum. Each party agrees that the Country of Jurisdiction courts shall have the power to provide any necessary interim relief prior to the formation of an Arbitral Tribunal. In addition, any party to the arbitration may apply to any court of competent jurisdiction for:

(i) a provisional or conservatory order, including a preliminary injunction, in aid of the arbitration proceeding before the appointment of the arbitrators is completed; and

(ii) an order of enforcement of provisional remedies granted by an Arbitral Tribunal,

and an application for such an order shall not be deemed a violation or waiver of this Agreement. The parties waive, to the fullest extent permitted by Applicable Laws, any other right to apply to any court of competent jurisdiction for provisional remedies, whether under Article 23 of the ICC Rules (or any successor rule) or otherwise.

Section 5. Resolution of Disputes by an Expert.

5.1 Use of an Expert. Whenever a Dispute arises that involves an Expert Matter, such Dispute shall be exclusively resolved by an expert appointed as described in this Section 5 (an “Expert”) in accordance with the procedures set forth in this Section 5.

5.2 Expert Matters. The following matters (“Expert Matters”) shall be determined by an Expert:

(a) the failure of the parties to agree on a replacement index or similar reference;

(b) the interpretation of test data and the results thereof;

(c) the causation of Equipment failure; and

(d) such other matters as the parties may agree;

provided that Expert Matters shall not include a determination of the consequences of any of the foregoing under the terms of this Agreement.

5.3 Appointment of an Expert.

(a)	An Expert:

(i) may be a Person;

(ii) shall be generally recognized as an expert in a field of expertise relevant to such Dispute that is the subject of the determination;

(iii) shall not be a current or former employee or agent of either party or any of its shareholders or Affiliates or any of their respective Affiliates; and

Appendix C-5

(iv) shall not have any conflict of interest.

(b) If a Notice of Dispute indicates that such Dispute involves an Expert Matter, the party receiving such Notice of Dispute shall, within 30 days after receipt of such Notice of Dispute, agree or deny that such Dispute is an Expert Matter. If a Notice of Dispute does not indicate that it involves an Expert Matter, but the party receiving such Notice of Dispute believes that such Dispute involves an Expert Matter and wants to have it resolved by an Expert pursuant to this Section 5, such party shall, within 30 days after receipt of the Notice of Dispute, send a notice to the other party stating that it believes that such Dispute involves an Expert Matter and wants to have it resolved by an Expert. Within 14 days after receipt by the other party of such notice, such other party shall agree or deny in writing that such Dispute is an Expert Matter.

(c) If the parties cannot agree that a Dispute is an Expert Matter, an Arbitral Tribunal shall determine whether such Dispute is an Expert Matter in accordance with the procedures set forth in Section 4 of this Appendix C. If such Arbitral Tribunal determines that such Dispute:

(i) is an Expert Matter, such Dispute shall be resolved pursuant to this Section 5; or

(ii) is not an Expert Matter, such Dispute shall be resolved pursuant to arbitration in accordance with Section 4 of this Appendix C.

(d) The party that does not prevail in this determination of whether such Dispute is an Expert Matter shall bear all of the costs of such arbitration, the arbitrators’ fees and the parties’ attorneys’ fees through the date of that determination by such Arbitral Tribunal.

(e) For purposes of selecting an Expert, each party shall create a list of up to three proposed Experts, including the credentials of each nominee, and provide a copy thereof to the other party within 30 days after either (i) the parties’ agreement that such Dispute is an Expert Matter or (ii) the determination of an Arbitral Tribunal that such Dispute is an Expert Matter. If the parties are unable to select a mutually agreeable Expert from among the proposed Experts within 10 Business Days after the exchange of lists, either party may request the ICC International Centre for Expertise (the “ICC Centre”) to make the selection of the Expert in accordance with the provisions for appointment of experts under the ICC’s Rules for Expertise. The ICC Centre shall make the selection as promptly as possible and may take such independent advice as it deems fit.

5.4 Acceptance of the Appointment. Upon a Person being agreed or selected as aforesaid to function as an Expert, the parties shall forthwith notify such Person in writing of such selection and the determination being sought, and shall request, inter alia, a covenant that such Expert will not during the term of the appointment accept any duty or acquire or agree to acquire any interest that materially conflicts with or might materially conflict with such Expert’s function under such appointment. The parties shall request the selected Person to confirm, within 10 Business Days, acceptance of the appointment as Expert on the terms proposed and to disclose any existing interest or duty that conflicts or may conflict with such Person’s function as Expert under such appointment.

Appendix C-6

5.5 Appointment in Default. If the selected Person shall either be unwilling or unable to accept such appointment as Expert on the terms proposed or shall not have confirmed acceptance of such appointment within the 10-Business Day period specified in Section 5.4 of this Appendix C, then, unless the parties are able to agree within 15 Business Days after receiving notification thereof upon (a) different terms with such Person from those previously proposed or (b) the selection of a different Expert, then the matter shall be referred to the ICC Centre in accordance with Section 5.3(e) of this Appendix C, which shall be requested to make an appointment or (as the case may be) a further appointment and the process shall be repeated until a person is found who accepts the appointment as Expert.

5.6 Confidentiality. It shall be a requirement of each Expert’s appointment that such Expert shall enter into a confidentiality undertaking with the parties governing the matter in dispute.

5.7 Procedure.

(a) After consulting with the parties, an Expert shall establish the procedures to be applied, including the timing and number of written submissions, the timing and nature of any oral hearings, and the circumstances governing any presentation of evidence or witnesses; provided that there shall be no ex parte communications or proceedings.

(b) In making any determination, an Expert shall consider the information provided by the parties and shall conduct any further reasonable investigations as are necessary and appropriate in light of the surrounding facts and circumstances. If an Expert conducts any such investigation, it shall notify each party thereof and each party shall have a reasonable opportunity to address such investigation. An Expert may, at any time prior to making a determination, request clarification or further information from the parties.

(c) An Expert shall be entitled to obtain such independent professional, secretarial and/or technical advice and assistance as may be reasonably required.

(d) The Expert determination process, both written and oral, shall be conducted in the English language.

5.8 Time for Rendering an Expert Determination.

(a) An Expert shall render a determination within 180 days following its acceptance of appointment pursuant to Section 5.4 or 5.5 of this Appendix C. Such period of 180 days may be extended by agreement of the parties, which agreement shall not be unreasonably withheld.

Appendix C-7

(b) If an Expert does not render a determination within the relevant time period specified in Section 5.8(a) of this Appendix C, then:

(i) the parties may agree to extend such deadline; or

(ii) if the parties cannot agree on an extension, another Expert shall be appointed pursuant to the procedure described in this Section 5 and, on acceptance of such appointment by the new Expert, the appointment of the original Expert shall cease; provided that if the previous Expert shall have rendered a decision prior to the new Expert’s entering into a contract of appointment, then (A) such decision of such previous Expert shall (subject always to Section 5.9 of this Appendix C) be binding upon the parties and (B) the parties shall withdraw instructions (if any) previously extended to the new Expert.

5.9 Final and Binding Determination. An Expert’s determination shall be in writing and shall be final and binding on the parties and shall not be subject to challenge except in the event of:

(i) fraud;

(ii) failure by such Expert to disclose any relevant conflicting interest or duty;

(iii) breach by such Expert of the covenant specified in Section 5.4 of this Appendix C;

(iv) the challenging party being denied due process;

(v) the selection of such Expert or the procedure followed by such Expert was not in accordance with this Section 5; or

(vi) the recognition or enforcement of such determination would be contrary to the public policy of the Country of Jurisdiction.

5.10 Costs of an Expert Determination. Each party shall bear its own costs and expenses with respect to any Expert determination. The costs and expenses of an Expert, including an Expert’s secretarial and administrative costs and expenses, any independent advisors to such Expert retained by such Expert in connection with a determination and any costs of such Expert’s appointment if such Expert is appointed by the ICC Centre, shall be borne equally by each party.

5.11 General. An Expert shall not be deemed to be an arbitrator or mediator but shall render its determination as an expert.

5.12 Failure to Comply with an Expert Determination. Each party shall comply with an Expert’s determination. If a party fails to comply with such determination, the other party may initiate arbitral proceedings pursuant to Section 4 of this Appendix C; provided that the arbitral proceedings shall be limited to reviewing the Expert’s determination for the considerations set forth in Section 5.9 of this Appendix C. The determination of the Arbitral Tribunal shall be an arbitral award for all purposes, including enforcement.

Appendix C-8

Section 6. Consolidation of Disputes Under this Agreement.

6.1 If, with regard to two or more Disputes arising out of or in connection with this Agreement, (a) the subject matters of such Disputes involve common questions of law or fact or (b) the independent resolution of each such Dispute could result in conflicting awards or obligations, such Disputes may be consolidated in a single proceeding in accordance with the ICC Rules. If such arbitrations are consolidated and more than one Arbitral Tribunal has already been established, the first Arbitral Tribunal so established shall serve as the Arbitral Tribunal for the consolidated arbitration.

6.2 Within 30 days following any final decision by such Arbitral Tribunal that such proceedings should be consolidated, each party shall withdraw or move to dismiss any proceeding to which it is a party that will be resolved in such consolidated arbitration.

6.3 Notwithstanding anything in this Section 6 to the contrary, no arbitration proceeding may be consolidated (or dismissed on the basis of this Section 6) after evidentiary hearings in such proceeding have commenced.

Section 7. Multi-Party Arbitration.

7.1 Subject to Section 7.3 of this Appendix C, Project Company may bring in a single consolidated arbitration, or request the consolidation of any pending arbitration proceedings, in accordance with the ICC Rules, to resolve any dispute, claim or controversy between Project Company and any party under any other Transaction Document (each such dispute, an “Other Dispute”) with any Dispute referred, or to be referred, to arbitration under Section 4 of this Appendix C (each consolidated arbitration, a “Multi-Party Arbitration”), if (a) the subject matter of such Dispute and Other Dispute involve common questions of law and fact or (b) the independent resolution of such Dispute and Other Dispute could result in conflicting awards or obligations. If such arbitrations are consolidated and more than one (1) arbitral tribunal has been established:

(i) the first arbitral tribunal so established shall serve as the arbitral tribunal for the Multi-Party Arbitration; and

(ii) the other arbitral tribunal shall be divested of its authority in respect of such disputes.

7.2 Any Multi-Party Arbitration conducted pursuant to the terms of this Appendix C shall be conducted pursuant to the terms and conditions of Section 4 of this Appendix C mutatis mutandis to each dispute to be resolved in such Multi-Party Arbitration.

7.3 Within 30 days following any final decision by such Arbitral Tribunal that such proceedings should be consolidated, each party shall withdraw or move to dismiss any proceeding to which it is a party that will be resolved in the Multi-Party Arbitration; provided that Owner shall not be required to withdraw or dismiss any proceeding or submit any Dispute for resolution unless all parties to such Multi-Party Arbitration agree that Section 7.1 of this Appendix C shall apply thereto.

Appendix C-9

7.4 Notwithstanding anything in this Section 7 to the contrary, no arbitration proceeding may be consolidated (or dismissed on the basis of this Section 7) after evidentiary hearings in such proceeding have commenced.

Section 8. Survival. This Appendix C shall survive the expiration or termination of this Agreement.

Appendix C-10

APPENDIX D

Ethical Business Practices

Section 1. [Reserved]

Section 2. Overview.

2.1 Each party believes and expects that it will maintain a pattern of ethical conduct and avoid any activity that might result in a violation of any Applicable Law, including any thereof related to anticompetitive activities, anticorruption and antibribery, such as the U.S. Foreign Corrupt Practices Act of 1977, as amended, Mail Fraud Act, Wire Fraud Act and Travel Act and various U.S. State laws that may be applicable to a party or its contracting activities (such U.S. Federal and State laws, collectively, “U.S. Anti-Bribery Laws”), the U.K. Bribery Act, Republic of China anti-bribery laws, the Netherlands anti-bribery laws or any other applicable anti-bribery laws, including laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (the “International Anti-Bribery Convention”), that prohibit the same or similar activities that are prohibited under the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act.

2.2 Each party represents and warrants that in performing the activities contemplated under this Agreement, it and its officers, directors, employees, agents and other representatives acting on its behalf will comply with the standards of business practice and conduct set forth in the Code of Conduct of Kraton Performance Polymers, Inc. and Kraton Polymers LLC currently in effect, a copy of which has been made available to all parties. Each party represents and warrants that it will promptly review and comply with updates of such Code provided to FPCC by Kraton Performance Polymers, Inc.

2.3 Each party represents and warrants that no funds or other assets that it will contribute to, or use in furtherance of the performance of this Agreement, are or will be the proceeds of any unlawful activity in any applicable jurisdiction.

Section 3. Proscribed Payments.

3.1 No officer, director, employee, shareholder, agent or any other representative acting on behalf of either party or of any Affiliate or subcontractor of a party shall give to or receive from any Person any commission, fee, rebate, gift or entertainment in connection with the performance by it or its Affiliates under this Agreement, or enter into any business arrangement with any Person other than as provided in this Agreement or another Transaction Document, without prior written notification thereof to the other party.

3.2 Each party affirms that neither it nor any of its officers, directors, employees, shareholders, agents or other representatives acting on its behalf has, directly or indirectly, made, offered, promised or authorized, and agrees that neither it nor any of its officers, directors, employees, shareholders, agents or other representatives acting on its behalf shall, make, offer, promise or authorize, in connection with the performance by it or its Affiliates under this Agreement or in connection with any other business transactions involving a party, any payment,

Appendix D-1

gift, promise or anything of value, whether directly or through any other Person, to or for the use or benefit of any Government Official for the purpose of (a) influencing any act or decision of any such Government Official, including a decision to fail to perform his official functions, (b) inducing any such official to do or omit to do any act in violation of the lawful duty of such official or (c) inducing any such Government Official to use his influence with any government, department, agency or instrumentality in order to assist any of the parties in obtaining or retaining business with, or directing business to any Person or otherwise securing for any Person an improper advantage. Upon violation of this Section 3.2, the other party may, at its sole option, terminate this Agreement at any time and, notwithstanding any other provision of this Agreement, pay no compensation or reimbursement to any other party to this Agreement whatsoever for any work or services performed under this Agreement from and after the date of termination.

3.3 It is the intent of the parties that no payment or transfer of anything of value shall be made with the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining or maintaining business or any improper advantage for a party or any Affiliate or subcontractor of a party in connection with the performance by it or its Affiliates under this Agreement.

3.4 Each party agrees to notify the other party immediately upon receipt of any solicitation, demand or other request for anything of value, by or on behalf of any Government Official relating to this Agreement.

3.5 Neither party nor any of its officers, directors, employee, agents or other representatives acting on its behalf in connection with this Agreement shall, directly or indirectly, engage in any transaction or dealing in property or interests in property of, receive from or make any contribution of funds, goods or services to or for the benefit of, provide any payments or material assistance to, or otherwise engage in or facilitate any transactions with a Prohibited Person. As used herein, “Prohibited Person” means (a) any individual or entity that has been determined by competent authority to be the subject of a prohibition in any law, regulation, rule or executive order administered by the U.S. Office of Foreign Assets Control (“OFAC”), (b) the government, including any political subdivision, agency or instrumentality thereof, of any country against which the United States maintains economic sanctions or embargoes, (c) any individual or entity that acts on behalf of, is organized under the laws of, or is owned or controlled by a national or the government of a country against which the United States maintains a comprehensive economic sanction or embargo, (d) any individual or entity that has been identified on the OFAC Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), including any individual or entity identified by the U.S. Government as a Specially Designated Terrorist, a Specially Designated Global Terrorist or a Foreign Terrorist Organization, (e) any individual or entity that has been designated under the Annex to Executive Order 13224 or (f) any individual or entity that has been designated on any similar list or order published by the U.S. Government.

Section 4. No Ownership Interest. Each party affirms that (a) no Government Official, or immediate family member of such an official, has any ownership interest, direct or indirect, in such party or its Affiliate or in the contractual relationship established by this Agreement and (b) no such Person is an officer, director, employee, shareholder, agent or representative acting on

Appendix D-2

behalf of such party. If, during the term of this Agreement, there is acquisition of an interest in a party or in this Agreement by a Government Official, or an immediate family member of such an official, or if such Person becomes an officer, director, employee, shareholder agent or representative acting on behalf of such party, such party agrees that it shall make immediate disclosure to the other party.

Section 5. Subcontractors.

5.1 Each party shall require, and shall require each subcontractor, in all agreements in connection with the performance by it or its Affiliates under this Agreement, to agree to the provisions of this Appendix D, including:

1. that such subcontractor and its officers, directors, employees, shareholders agents or representatives acting on its behalf shall comply with the provisions of Sections 2, 3 and 4 of this Appendix D in relation to themselves;

2. an express obligation to notify a party immediately of any such violation or of such subcontractor having reasonable grounds for suspecting that such violation has occurred; and

3. if such violation has occurred, an express right in favor of the contracting party to terminate the relevant subcontract with immediate effect and pay no compensation or reimbursement to subcontractor whatsoever for any service performed after the date of termination.

Each party shall notify the other party immediately on receipt of notification or otherwise becoming aware of any such violation.

5.2 If any subcontractor or any of such subcontractor’s officers, directors, shareholders, employees, agents or representatives acting on behalf of subcontractor violates any provision of Section 2, 3 or 4 of this Appendix D, as it applies to such subcontractor and its officers, directors, shareholders, employees, agents or representatives acting on behalf of subcontractor pursuant to Section 5.1 of this Appendix D, either party shall, if so required by the other party, terminate the relevant subcontract with immediate effect and pay no compensation or reimbursement to subcontractor whatsoever for any service performed after the date of termination.

Section 6. Annual Certification. Within 30 days prior to each anniversary of the date of this Agreement, each party shall submit to the other party a certification that neither it nor any of its officers, directors, employees, agents or other representatives acting on its behalf in connection with this Agreement have engaged in any transaction or activity in violation of this Appendix D.

Appendix D-3

SCHEDULE 1

Notice Addresses

KP Investment BV

John M. Keynesplein 10

1066 EP Amsterdam

The Netherlands

Attention: Senior Counsel – European Region

Telephone: +31 (0) 20-201-7600

Facsimile: +31 (0) 20-201-7690

E-Mail: Susanne.Albert@Kraton.com

with a copy, which shall not constitute notice, to:

Kraton Polymers LLC

15710 John F. Kennedy Blvd., Suite 300

Houston, Texas 77032

Attention: General Counsel

Telephone: 281-504-4700

Facsimile: 281-504-4753

E-Mail: Stephen.Duffy@Kraton.com

Formosa Petrochemical Corporation

Rm. 432, 4F, 201 Tung Hwa N. Rd., Taipei, Taiwan

Attention: President’s Office

Tel: 886-2-2712-2211 #6282

Fax: 886-2-2718-6886

Email: jmchang@fpcc.com.tw

with a copy, which shall not constitute notice, to:

Rm. 377, 4F, 201 Tung Hwa N. Rd., Taipei, Taiwan

Attention: President’s Office

Tel: 886-2-2712-2211 #6276

Fax: 886-2-8712-8050

Email: cttsai@fpcc.com.tw

Schedule 1-1

(Kraton Formosa Polymers Corporation)

11F.-1, No. 32, Song Ren Rd.

Xinyi Dist., Taipei City 110

Taiwan R.O.C.

Attention: President

Tel: 886-2-2722-5412 (x301)

Fax: 886-2-2722-5415

with a copy, which shall not constitute notice, to:

Kraton Polymers LLC

15710 John F. Kennedy Blvd., Suite 300

Houston, Texas 77032

Attention: General Counsel

Telephone: 281-504-4700

Facsimile: 281-504-4753

E-Mail: Stephen.Duffy@Kraton.com

Schedule 1-2

SCHEDULE 2

Board Composition

Kraton Directors Representatives

Mr. G. Scott Lee

Mr. Damian Burke

Mr. Steve Tremblay

FPCC Directors Representatives

Mr. Tsao Mihn

Mr. Han-Ting Chen

Mr. Jui-Hsih Chen

Schedule 2-1

SCHEDULE 3

Managers

Name	Title	Employer
Michael S. Wong	President	Kraton Shareholder (Seconded to Project Company)

Hsi-Tse Li	Vice President	FPCC Shareholder (Seconded to Project Company)

Sam Chen	Finance and Administration Manager	FPCC Shareholder (Seconded to Project Company)

Schedule 3-1

SCHEDULE 4

Insurance

1.	Environmental Exposure Insurance: Project Company will have insurance to cover sudden and accidental environmental exposure.

2.	General Liability Insurance: Project Company will carry general liability insurance.

3.	Property Insurance: Project Company will have insurance to cover losses associated with property loss events.

4.	Business Interruption and Contingent Business Interruption Insurance: Project Company will have insurance to cover business interruption and contingent business interruption, with deductibles for time and value (45 days).

5.	Insurance for exposures related to Construction and Operational Completion of the Plant.

6.	Insurance for Other Exposures that might be dictated by local law and custom, based on the experience and advice of FPCC on coverage such as workers compensation, medical & disability, and auto liability.

7.	Insurance for Directors (Representatives) and Managers: Project Company will carry Director’s & Officer’s liability coverage, which will be procured by Kraton Shareholder at Project Company’s expense.

8.	Product Liability: Project Company will be added as an additional insured under Kraton Shareholder’s existing product liability policy on or before the date on which Product produced by the Plant is sold by Kraton Shareholder or its Affiliate to a Third Party.

Schedule 4-1